UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DIAMOND INFORMATION INSTITUTE, INC.

(Exact name of registrant as specified in its charter)

New Jersey

(State or other jurisdiction of incorporation or organization)

5094

(Primary Standard Industrial Classification Code Number)

22-2935867

(I.R.S. Employer Identification Number)

12 Daniel Road East

Fairfield, New Jersey 07004

(973) 227-3230

(Address, including zip code, and telephone number,

Including area code, of registrant’s principal executive offices)

Berge Abajian, President

DIAMOND INFORMATION INSTITUTE, INC.

12 Daniel Road East

Fairfield, New Jersey 07004

(973) 227-3230

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies of Communications to:

Stoecklein Law Group

4695 MacArthur Court

11th Floor

Newport Beach, CA 92660

(949) 798-5541

Fax (949) 258-5112

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Stock, $0.001 par value	12,035,400	$1.00	$12,035,400	$472.95

TOTAL	12,034,400		$12,034,400	$472.95

(1)	The proposed maximum offering price is estimated solely for the purpose of determining the registration fee and calculated pursuant to Rule 457(c).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these Securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Prospectus (Subject to Completion)

Dated _________, 2008

PROSPECTUS

DIAMOND INFORMATION INSTITUTE, INC.

11,460,400 Shares of Common Stock

575,000 Shares issuable upon exercise of warrants

We have prepared this prospectus to allow certain of our current shareholders to sell up to 11,460,400 shares of our common stock of Diamond Information Institute, Inc. (“Diamond”). We are not selling any shares of common stock under this prospectus. This prospectus relates to the disposition by the selling security holders or their transferees, of up to 11,460,400 shares of our common stock already issued and outstanding and 575,000 shares of our common stock issuable upon the exercise of warrants held by the selling security holders. We will not receive proceeds from any sales of the shares by the current shareholders; however, we may receive proceeds of up to $862,500 from the exercise of the warrants. All costs associated with the registration statement of which this prospectus is a part, will be borne by the Company.

The selling security holders may sell these shares from time to time after this Registration Statement is declared effective by the Securities and Exchange Commission. The prices at which the selling security holders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

For a description of the plan of distribution of the shares, please see page 14 of this prospectus.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market. Currently no public market exists for the common stock of Diamond. We can provide no assurance that a public market for our securities will develop and ownership of our securities is likely to be an illiquid investment for the foreseeable future.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK.

We urge you to read carefully the “Risk Factors” section beginning on page 4 where we describe specific risks associated with an investment in Diamond Information Institute, Inc. and these securities before you make your investment decision.

________________________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

________________________

THE DATE OF THIS PROSPECTUS IS __________, 2008.

PROSPECTUS SUMMARY

You should read the following summary together with the entire prospectus, including the more detailed information in our financial statements and related notes appearing elsewhere in this prospectus. You should carefully consider the matters discussed in “Risk Factors” beginning on page 4.

Diamond Information Institute, Inc. (“Diamond”)

Diamond Information Institute, Inc. is a New Jersey corporation organized in October of 1988 that has been engaged in the design and manufacture of upscale jewelry since 1995 through its tradename of its “Bergio” line. Additionally, in 2002, Diamond launched the “Bergio Bridal Collection”. Diamond, Inc. sells its jewelry to approximately 150 independent jewelry stores across the United States.

We are a design and manufacturing company of upscale jewelry. Our primary business objective is to create value in the company through our existing jewelry lines and in the future to expand the business by acquiring independent design manufactures located in the United States and foreign countries.

Diamond considers itself to be a trendsetter in the jewelry manufacturing business. As a result, Diamond comes out with a variety of products throughout the year that it believes have commercial potential to meet what it feels are new trends within the industry. The “Bergio” designs consist of upscale jewelry that includes white diamonds, yellow diamonds, pearls, colored stones, in 18K gold, platinum, and palladium. Prices range from $400 to $200,000.

Our principal executive office address and phone number is:

DIAMOND INFORMATION INSTITUTE, INC.

12 Daniel Road East
Fairfield, New Jersey 07004
(973) 227-3230

Summary of the Offering

Shares offered by the selling security holders...	12,035,400 shares of common stock, $0.001 par value per share, which include:
- 11,460,400 shares of common stock owned by selling security holders;
- 575,000 shares of common stock that may be issued upon exercise of warrants.

Offering price...	Determined at the time of sale by the selling security holders.

Total shares of common stock outstanding as of March 27, 2008...	11,460,400

Number of shares of common stock outstanding after offering assuming the issuance of 575,000 shares of common stock that may be issued upon exercise of warrants held by the selling security holders (1)	12,035,400

Total proceeds raised by us from the disposition of the common stock by the selling security holders or their transferees...

We will not receive proceeds from the disposition of already outstanding shares of our common stock by selling security holders or their transferees.

We may receive proceeds of up to $862,500 upon the exercise of the warrant registered herein. We intend to use the proceeds, if any for working capital purposes.

Trading market. . .	None presently, although following an effective registration we anticipate the filing of our common stock for inclusion on the OTC Bulletin Board.

Risk Factors

The ownership of our common stock involves a high degree of risk. We urge you to review carefully and consider all information contained in this prospectus, particularly the items set forth under “Risk Factors” beginning on page 4.

(1) We cannot assure you that the warrants will be exercised by the selling security holders.

SUMMARY FINANCIAL INFORMATION

The following table sets forth summary financial data derived from our financial statements. The data should be read in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Year Ended December 31, (Audited)
	2007	2006
		[Restated]
Revenue
Sales	$ 1,296,585	$ 1,974,008
Cost of Sales	1,226,561	1,063,641
Gross Profit	70,024	910,367

Expenses:
Selling expenses	392,793	442,061
General and Administrative expenses	1,095,549	316,493
Total operating expenses	1,488,342	758,554

(Loss) Income from operations	(1,418,318)	151,813

Other (expense) – net:	(85,304)	(54,619)
(Loss) Income before income tax (benefit) provision	(1,503,622)	97,194
Income tax provision (benefit)	(331,642)	34,953

Net (loss) income	$ (1,171,980)	$ 62,241

Net (loss) per share – basic and diluted	$ (0.07)	$ --

Weighted average common shares outstanding	17,790,890	17,250,000

Balance Sheet Data:	As of December 31, (audited)
	2007	2006
[Restated]

Total Assets	$ 2,340,074	$ 2,749,524
Total Liabilities	$ 1,903,671	$ 1,951,834
Stockholders’ Equity	$ 436,403	$ 797,690

RISK FACTORS

An investment in our common stock is highly speculative and involves a high degree of risk. You should consider carefully the following risks, together with all other information included in this prospectus. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing herein. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our stock, if a trading market develops, may decline and you could lose all or part of your investment. As of the date of this prospectus, our management is aware of the following material risks.

Risk Factors Associated with Diamond Information Institute’s Business and Marketplace

Diamond will need additional capital in the future to finance its operations or any future acquisitions, which it may not be able to raise or it may only be available on terms unfavorable to current non-affiliate shareholders. This may result in Diamond’s inability to fund its working capital requirements and ultimately harm its operational results.

Diamond has and expects to continue to have substantial capital expenditure and working capital needs. As of December 31, 2007 and 2006, Diamond had sales of $1,296,585 and $1,974,008, respectively and net loss of $1,171,980 and net income $62,241, respectively. While management believes that its financial policies have been prudent, the Company is reliant on future potential equity raises to expand it current business and assist in any future acquisitions, if and when those opportunities occur.

There can be no assurance that Diamond will be successful in continuing to meet its cash requirements from existing operations, or in raising a sufficient amount of additional capital in future finance offerings. Additional financing might not be available on terms favorable to Diamond, or at all. If adequate funds were not available or were not available on acceptable terms, Diamond’s ability to fund its operations, take advantage of unanticipated opportunities, develop or enhance its business or otherwise respond to competitive pressures would be significantly limited.

Diamond is highly dependent on its key executive officers for the success of its business plan and may be dependent on the efforts and relationships of the principals of future acquisitions and mergers. If any of these individuals become unable to continue in their role, the company’s business could be adversely affected.

Diamond believes its success will depend, to a significant extent, on the efforts and abilities of Berge Abajian, its CEO. If Diamond lost Mr. Abajian, it would be forced to expend significant time and money in the pursuit of a replacement, which would result in both a delay in the implementation of its business plan and the diversion of limited working capital. Diamond can give you no assurance that it could find a satisfactory replacement for Mr. Abajian at all, or on terms that are not unduly expensive or burdensome.

If Diamond grows and implements its business plan, it will need to add managerial talent to support its business plan. There is no guarantee that Diamond will be successful in adding such managerial talent. These professionals are regularly recruited by other companies and may choose to change companies. Given Diamond’s relatively small size compared to some of its competitors, the performance of its business may be more adversely affected than its competitors would be if Diamond loses well-performing employees and are unable to attract new ones.

Diamond has minimal operating profits and lack of operating history, which raises substantial doubt as to its ability to successfully develop profitable business operations.

Diamond has had only minimal operating profits since its inception in October 1988. For the year ended December 31, 2007, Diamond had a gross profit of $70,024, which included an inventory write-down of $284,000. Its primary asset consists of jewelry inventory, which serves as collateral for Company loans. As a result, Diamond’s operations will likely incur losses in the future. There is no assurance that Diamond’s operations will be successful or that it will be profitable in the future. The Company has expended substantial resources to develop and implement its business strategy but there can be no assurance that it will be successful in generating and sustaining revenues with any profitability in the near future.

We may acquire assets or other businesses in the future.

We may consider acquisitions of assets or other business. Any acquisition involves a number of risks that could fail to meet our expectations and adversely affect our profitability. For example:

•	The acquired assets or business may not achieve expected results;
•	We may incur substantial, unanticipated costs, delays or other operational or financial problems when integrating the acquired assets;
•	We may not be able to retain key personnel of an acquired business;
•	Our management’s attention may be diverted; or
•	Our management may not be able to manage the acquired assets or combined entity effectively or to make acquisitions and grow our business internally at the same time.

If these problems arise we may not realize the expected benefits of an acquisition.

Diamond may be unable to compete successfully in the highly competitive jewelry and design manufacturing industry.

There are approximately 4,000 jewelry design manufacturers in the United States alone and the jewelry industry is a $50 billion a year industry largely comprised of primarily privately held companies. Diamond faces intense competition from various independent jewelry design manufacturers, some of which are more established and well known in the marketplace. Each of Diamond’s competitors will likely continue to maintain a position in offering their services in the overall market and Diamond may experience difficulties in expanding its market share. Additionally, most of Diamond’s competitors have substantially greater financial and managerial resources than it does.

Not only is Diamond operating in a highly competitive industry but it also lacks long-term contracts with clients. There can be no assurance that it will successfully establish or maintain any long-term contracts to provide its services in the future.

A decline in discretionary consumer spending may adversely affect Diamond’s industry, its operations, and ultimately its profitability.

Luxury products, such as fine jewelry, are discretionary purchases for consumers. Any reduction in consumer discretionary spending or disposable income may affect the jewelry industry more significantly than other industries. Many economic factors outside of Diamond’s control could affect consumer discretionary spending, including the financial markets, consumer credit availability, prevailing interest rates, energy costs, employment levels, salary levels, and tax rates. Any reduction in discretionary consumer spending could materially adversely affect Diamond’s business and financial condition.

The jewelry industry in general is affected by fluctuations in the prices of precious metals and precious and semi-precious stones.

The availability and prices of gold, diamonds, and other precious metals and precious and semi-precious stones may be influenced by cartels, political instability in exporting countries and inflation. Shortages of these materials or sharp changes in their prices could have a material adverse effect on Diamond’s results of operations or financial condition. A significant change in prices of key commodities, including gold, could adversely affect its business or reduce operating margins and impact consumer demand if retail prices increased significantly. Additionally, a significant disruption in our supply of gold or other commodities could decrease the production and shipping levels of our products, which may materially increase our operating costs and ultimately affect our profit margins.

Diamond depends on its ability to identify and respond to fashion trends.

The jewelry industry is subject to rapidly changing fashion trends and shifting consumer demands. Accordingly, Diamond’s success may depend on the priority that its target customers place on fashion and its ability to anticipate, identify, and capitalize upon emerging fashion trends. If Diamond misjudges fashion trends or are unable to adjust its products in a timely manner, its net sales may decline or fail to meet expectations and any excess inventory may be sold at lower prices.

Diamond’s ability to maintain or increase its revenues could be harmed if Diamond is unable to strengthen and maintain its brand image.

Diamond has spent significant amounts in branding its Bergio and Bergio Bridal lines. Diamond believes that primary factors in determining customer buying decisions, especially in the jewelry industry, are determined by price, confidence in the merchandise and quality associated with a brand. The ability to differentiate products from competitors of Diamond has been a factor in attracting consumers. However, if Diamond’s ability to promote its brand fails to garner brand recognition, its ability to generate revenues may suffer. If Diamond fails to differentiate its products, its ability to sell its products wholesale will be adversely affected. These factors could result in lower selling prices and sales volumes, which could adversely affect its financial condition and results of operations.

Diamond maintains a relatively large inventory of its raw materials and if this inventory is lost due to theft, its results of operations would be negatively impacted.

We purchase large volumes of precious metals and store significant quantities of raw materials and jewelry products at our facility in New Jersey. Although we have an insurance policy with Lloyd’s of London, if we were to encounter significant inventory losses due to third party or employee theft from our facility which required us to implement additional security measures, this would increase our operating costs. Also such losses of inventory could exceed the limits of, or be subject to an exclusion from, coverage under our current insurance policy. Claims filed by us under our insurance policies could lead to increases in the insurance premiums payable by us or possible termination of coverage under the relevant policy.

If Diamond were to experience substantial defaults by its customers on accounts receivable, this could have a material adverse affect on Diamond’s liquidity and results of operations.

A significant portion of our working capital consists of accounts receivable from customers. If customers responsible for a large amount of accounts receivable were to become insolvent or otherwise unable to pay for our products, or to make payments in a timely manner, Diamond’s liquidity and results of operations could be materially adversely affected. An economic or industry downturn could materially affect the ability to collect these accounts receivable, which could then result in longer payment cycles, increased collections costs and defaults in excess of management’s expectations. A significant deterioration in the ability to collect on accounts receivable could affect the cash flow and working capital position of Diamond.

Diamond may not have the proper controls in place to protect is Intellectual Property Rights.

Diamond has not undertaken and does not plan to undertake any evaluation of its trademarks, proprietary manufacturing techniques or any intellectual property rights. In the event that its trademarks, proprietary manufacturing techniques or intellectual property rights are subsequently challenged, Diamond may face costly litigation and diversion of technical and management personnel. Further, if efforts to enforce intellectual property rights are unsuccessful or if claims by third parties are successful, Diamond may be required to pay financial damages or alter its business practices.

Diamond’s liability insurance may not be sufficient.

Diamond has liability insurance coverage. It has maintained liability insurance in the past and intends to continue to do so in the future. However, there is no guarantee that Diamond’s coverage would be sufficient or any other insurance coverage would protect it from any damages or loss claims filed against it.

Diamond’s internal controls may be inadequate, which could cause its financial reporting to be unreliable and lead to misinformation being disseminated to the public after the merger is completed.

Diamond’s management will be responsible for establishing and maintaining adequate internal control over financial reporting upon it becoming a reporting company. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effected by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Diamond; (ii) provide reasonable assurance that transac! tions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Diamond are being made only in accordance with authorizations of management and directors of Diamond, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Diamond’s assets that could have a material effect on the financial statements.

Diamond has a limited number of personnel that are required to perform various roles and duties as well as be responsible for monitoring and ensuring compliance with its internal control procedures. As a result, its internal controls may be inadequate or ineffective, which could cause its financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

Risk Factors Associated with Our Common Stock

No market exists for our common stock

We anticipate that following an effective registration statement of our shares, we will apply for inclusion of our common stock on the OTC Bulletin Board. However, there is currently no market for our shares and there can be no assurance that any such market will ever develop or be maintained. Any trading market that may develop in the future will most likely be very volatile, and numerous factors beyond our control may have a significant effect on the market. Only companies that report their current financial information to the SEC may have their securities included on the OTC Bulletin Board. Therefore, only upon the effective date of this registration statement and after the necessary reports are filed may we apply to have our securities quoted on the OTC Bulletin Board.

Our common stock could be deemed a low-priced “Penny” stock which could make it cumbersome for brokers and dealers to trade in our common stock, making the market for our common stock less liquid and negatively affect the price of our stock.

In the event our anticipated spin-out of shares is successful and we are ultimately accepted for trading in the over-the-counter market, trading of our common stock may be subject to certain provisions of the Securities Exchange act of 1934, commonly referred to as the “penny stock” as defined in Rule 3a51-1. A penny stock is generally defined to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our stock is deemed to be a penny stock, trading will be subject to additional sales practice requirements on broker-dealers. These require a broker-dealer to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, penny stock rules may restrict the ability or willingness of broker-dealers to trade and/or maintain a market in our common stock. Also, prospective investors may not want to get involved with the additional administrative requirements, which may have a material adverse effect on the trading of our shares.

FINRA sales practice requirements may also limit a shareholder's ability to buy and sell our stock, if and when we are quoted on the OTC Bulletin Board.

In addition to the “penny stock” rules described above, the Financial Industry Regulatory Authority (FINRA) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy an! d sell our stock and have an adverse effect on the market for our shares.

We do not expect to pay dividends for the foreseeable future and therefore, it is unlikely our stockholders will receive any cash dividends as a result of their investment.

For the foreseeable future, it is anticipated that earnings, if any, that may be generated from our operations will be used to finance our operations and that cash dividends will not be paid to holders of our common stock.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not, and the selling security holders have not, authorized anyone to provide information different from that contained in this prospectus. The selling security holders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

In this prospectus, the words “Diamond,” “we,” “our,” and “us” refer only to Diamond Information Institute, Inc., (unless indicated otherwise), and not to any of the shareholders. You should read carefully this entire prospectus, including the financial information and related notes.

Available Information

We are not subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Once our securities are registered under the Securities Act of 1933, we will file reports and other information with the Securities and Exchange Commission. Once our registration statement becomes effective we shall file supplementary and periodic information, documents and reports that are required under section 13(a) of the Exchange Act, as amended.

All of our reports will be able to be reviewed through the SEC’s Electronic Data Gathering Analysis and Retrieval System (EDGAR) which is publicly available through the SEC’s website (http://www.sec.gov).

We intend to furnish to our stockholders annual reports containing financial statements audited by our independent registered public accounting firm and quarterly reports containing reviewed unaudited interim financial statements for each of the first three quarterly reporting periods during a fiscal year. You may contact the Securities and Exchange Commission at 1-(800) SEC-0330 or you may read and copy any reports, statements or other information that Musician’s Exchange files with the Securities and Exchange Commission at the Securities and Exchange Commission’s public reference room at the following location:

Public Reference Room

100 F. Street, N.W.

Washington, D.C. 20549-0405

Telephone 1(800)-SEC-0330

We have filed with the Commission a registration statement on Form S-1 under the Securities Act of 1933, as amended with respect to the securities offered in this prospectus. This prospectus does not contain all the information set forth in the registration statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, reference is made to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement, including the exhibits and schedules can may be reviewed and copied at the SEC’s public reference facilities or through the SEC’s EDGAR website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements under “Prospectus Summary”, “Risk Factors”, “Plan of Operation”, “Description of Business”, and elsewhere in this prospectus constitute forward-looking statements. All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including, but not limited to, any projections of earnings, revenue or other financial items; any statements of the plans, strategies and objections of management for future operations; any statements concerning proposed new services or developments; any statements regarding future economic conditions or performance; any statements or belief; and any statements of assumptions underlying any of the foregoing.

In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “estimate,” “intend,” “continue,” “believe,” “expect”, “predicts”, “potential”, “anticipate” or the negative of such terms or other comparable terminology. These forward-looking statements present our estimates and assumptions only as of the date of this report.

Information we provide in this prospectus or statements made by our directors, officers or employees may constitute “forward-looking” statements and may be subject to numerous risks and uncertainties. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors that may cause our actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. Further, certain forward-looking statements are based upon assumptions about future events, which may not prove to be accurate.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The factors impacting these risks and uncertainties include, but are not limited to:

•	our current lack of working capital;
•	increased competitive pressures from existing competitors and new entrants;
•	increases in interest rates or our cost of borrowing or default under any material debt agreements;
•	inability to raise additional financing;
•	deterioration in general or regional economic conditions;
•	adverse state or federal legislation or regulation that increases the costs of compliance, or adverse findings by a regulator with respect to existing operations;
•	inability to efficiently manage our operations;
•	inability to achieve future sales levels or other operating results;
•	the unavailability of funds for capital expenditures; and

•	operational inefficiencies in distribution or other systems.

The forward-looking information set forth in this prospectus is of March 26, 2008, and we undertake no duty to update this information, except as otherwise required by the Federal securities laws. More information about potential factors that could affect our business and financial results is included in the section entitled “Risk Factors” beginning on page 4 of this prospectus.

USE OF PROCEEDS

We will not receive any proceeds from the disposition of the shares of common stock by the selling security holders or their transferees, nor will such proceeds be available for our use or benefit. We may receive proceeds up to $862,500 upon the execution of all the warrants. As we cannot predict when or if we will receive such proceeds, we expect to use those proceeds, if received, for working capital purposes, which shall be allocated to projects or manufacturing needs of Diamond at such time.

SELLING SECURITY HOLDERS

The shares to be offered by the selling security holders are “restricted” securities under applicable federal and state laws and are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders. The selling security holders may from time to time offer and sell all or a portion of their shares in the over-the-counter market, in negotiated transactions, or otherwise, at prices then prevailing or related to the then current market price or at negotiated prices.

Each of the selling security holders (i) purchased the securities covered by this prospectus in the ordinary course of business, and (ii) at the time of purchase of such securities, the selling security holder had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

Other than the costs of preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

Selling Security Holder Information

The following is a list of selling security holders who own or have the right to acquire an aggregate of 12,035,400 shares of our common stock covered in this prospectus.

Name	Number of Shares of Common Stock Owned	Number of Share Acquirable upon Exercise of Warrants	Total Number of Shares Beneficially Owned (1)	Percentage of Shares Owned (1)	Number of Shares Offered (2)	Shares Owned after Offering (3)
Abajian, Arpi (4) 10 Avon Court Hillsdale, NJ 07605	50,000	0	50,000	0.4%	50,000	0
Abajian, Berge 10 Avon Court Hillsdale, NJ 07605	10,100,000	0	10,100,000	83.9%	10,100,000	0
Abajian, Shant (4) 10 Avon Court Hillsdale, NJ 07605	50,000	0	50,000	0.4%	50,000	0

Advanced Integrated Solutions, Inc. (5) 15 Garden Court Washington Township, NJ 07676	100,000	0	100,000	0.8%	100,000	0
Amato, Ralph 5782 Caminito Empressa La Jolla, CA 92037	50,000	0	50,000	0.4%	50,000	0
Anastasio, Dena (6) 7 Pironi Court Woodbury, NY 11797	25,000	25,000	50,000	0.4%	50,000	0
Anastasio, Saverio (6) 7 Pironi Court Woodbury, NY 11797	25,000	25,000	50,000	0.4%	50,000	0
Artinian Co., Ltd (7) 41/`8-20 Silom Soi Road Bankok	150,000	150,000	300,000	2.5%	300,000	0
Baghdadlian, Hagop (8) 420 Hazlit Avenue Leonia, NJ 07605	100,000	0	100,000	0.8%	100,000	0
Baghdadlian, Hagop and Silva (6) 420 Hazlit Avenue Leonia, NJ 07605	150,000	150,000	300,000	2.5%	300,000	0
Belekdanian, Hagop (6) 15 Garden Court Washington Township, NJ 07676	25,000	25,000	50,000	0.4%	50,000	0
Belekdanian, Serda (6) 15 Garden Court Washington Township, NJ 07676	25,000	25,000	50,000	0.4%	50,000	0
Beylerian, Nvair 586 Mazur Avenue Paramus, NJ 07652	50,000	0	50,000	0.4%	50,000	0
Beylerian, Zareh 586 Mazur Avenue Paramus, NJ 07652	50,000	0	50,000	0.4%	50,000	0
Bezjian, Christopher (4) 74 Park Avenue Emerson, NJ 07630	5,000	0	5,000	*	5,000	0
Bezjian, John (4) 74 Park Avenue Emerson, NJ 07630	25,000	0	25,000	0.2%	25,000	0
Funicelli, Suzanne (4) 42 Centennial Court Totowa, NJ 07512	25,000	0	25,000	0.2%	25,000	0
Gabbay, Moshe (6) 124 Circle Drive Roslyn Heights, NY 11577	25,000	25,000	50,000	0.4%	50,000	0
Goneconti, Ellen and Anthony (6) 12 Carlton Court New City, NY 10956	50,000	50,000	100,000	0.8%	100,000	0
Hatoum, Joyce (4) 640 Totowa Road Totowa, NJ 07512	10,000	0	10,000	*	10,000	0
Karolweski, Mark (4) 89C Marion Pepe Drive Lodi, NJ 07644	10,000	0	10,000	*	10,000	0
Kuropatkin, Stuart (6) 14 Carlton Court New City, NY 10956	50,000	50,000	100,000	0.8%	100,000	0
Marchese, Rosa (4) 219 Betsy Ross Drive Orangeburg, NY 10962	50,000	0	50,000	0.4%	50,000	0
Mezzina, Amanda 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0
Mezzina, Andrew 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0

Mezzina, Joseph 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0
Mezzina, Rosalba 51 Beverly Road Hillsdale, NJ 07642	100	0	100	*	100	0
Sirica, Alfred (6) 7524 175th Street Fresh Meadows, NY 11366	16,667	16,667	33,334	0.2%	33,334	0
Sirica, Evirdiki (6) 7524 175th Street Fresh Meadows, NY 11366	16,667	16,667	33,334	0.2%	33,334	0
Sirica, Katherine (6) 7524 175th Street Fresh Meadows, NY 11366	16,666	16,666	33,332	0.2%	33,332	0
Stoecklein Law Group (9) 402 West Broadway, Suite 400 San Diego, CA 92101	150,000	0	150,000	1.2%	150,000	0
Valenti, Amy (4) 103 Lenox Road Wayne, NJ 07470	10,000	0	10,000	*	10,000	0
Wanstrath, Scott 138 Vista Ridge Drive South Lebanon, OH	50,000	0	50,000	0.4%	50,000	0

* Denotes less than 0.0%.

(1)

All shares owned in this column and all percentages are based on 11,460,400 shares of common stock issued and outstanding on March 26, 2008; plus 575,000 shares of common stock issuable upon exercise of warrants held by selling security holders.

(2)

This table assumes that each security holder will sell all of its shares available for sale during the effectiveness of the registration statement that includes this prospectus. Selling security holders are not required to sell their shares. See “Plan of Distribution” beginning on page 14.

(3)	Assumes that all shares registered for resale by this prospectus have been issued and sold.
(4)	Diamond issued a total of 235,000 shares of its common stock as bonus compensation to its employees on January 20, 2008.
(5)

Advanced Integrated Solutions, Inc. received 100,000 shares pursuant to a Debt Conversion Agreement. Diamond agreed to issue 1 share of common stock for each $1 of debt outstanding to Advanced Integrated Solutions, Inc. Mr. Hagop Beledankian has the authority to exercise dispositive and voting power over the shares of common stock owned by Advanced Integrated Solutions.

(6)	Diamond conducted a private placement of its stock in April of 2007 whereby units of 25,000 shares and 25,000 warrants were offered to accredited investors.
(7)

Artinian Co, Ltd. received 150,000 shares and 150,000 warrants exercisable at $1.50 per share pursuant to a Debt Conversion Agreement. Mr. Arto Artinian has the authority to exercise dispositive and voting power over the shares of common stock and warrants owned by Artinian Co., Ltd.

(8)	Hagop Baghdadlian serves on the Advisory Panel for Diamond and was granted 50,000 shares of common stock for each year of his services on the panel.
(9)

Stoecklein Law Group was issued 150,000 shares pursuant to its retainer and in connection with legal services relating to the preparation of the S-1 registration. Mr. Donald J. Stoecklein has the authority to exercise dispositive and voting power over the shares of common stock and warrants owned by Stoecklein Law Group.

Unless footnoted above, based on information provided to us, none of the selling security holders are affiliated or have been affiliated with any broker-dealer in the United States. Except as otherwise provided in this prospectus, none of the selling security holders are affiliated or have been affiliated with us, any of our predecessors or affiliates during the past three years.

PLAN OF DISTRIBUTION

This offering shall begin upon the date of this prospectus and will expire 12 months after the date of this prospectus. We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained in this prospectus and if given or made, that information or representation must not be relied on as having been authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus. Any purchases made by officers, dir! ectors, and their affiliates shall be for investment purposes and not for resale. In addition, no proceeds from this offering will be used to finance any such purchases. Purchasers of share either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption renders the exemption applicable.

Shares Offered by Selling Security Holders

As of the date of this prospectus, we have not been advised by the selling security holders as to any plan of distribution. Distributions of the shares by the selling security holders, or by their partners, pledgees, donees (including charitable organizations), transferees or other successors in interest, may from time to time be offered for sale either directly by such individual, or through underwriters, dealers or agents or on any exchange on which the shares may from time to time be traded, in the over-the-counter market, or in independently negotiated transactions or otherwise. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. The methods by which the shares may be sold include:

•

a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;
•	exchange distributions and/or secondary distributions;
•	sales in the over-the-counter market;
•	underwritten transactions;
•	ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
•	privately negotiated transactions.

If a trading market for our common stock develops, the selling security holders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling security holders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling security holder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. We cannot assure you that all or any of the shares offered by this prospectus will be issued to, or sold by, the selling security holders.  The selling security holders and any brokers, dealers or agents, upon affecting the sale of any of the shares offered by this prospectus, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act of 1934, or the rules and regulations thereunder.

The selling security holders, alternatively, may sell all or any part of the shares offered by this prospectus through an underwriter. No selling security holder has entered into an agreement with a prospective underwriter. If a selling security holder enters into such an agreement or agreements, the relevant details will be set forth in a supplement or revision to this prospectus.

The selling security holders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including, without limitation, Regulation M, which may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person.  Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

Under the regulations of the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered by this prospectus may not simultaneously engage in market making activities with respect to our common stock during the applicable "cooling off" periods prior to the commencement of such distribution.  In addition, and without limiting the foregoing, the selling security holders will be subject to applicable provisions, rules and regulations of the  Securities Exchange Act of 1934 and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of common stock by the selling security holders.

We have advised the selling stockholders that, during such time as they may be engaged in a distribution of any of the shares we are registering on their behalf in this registration statement, they are required to comply with Regulation M as promulgated under the Securities Exchange Act of 1934.  In general, Regulation M precludes any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete.  Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods.  Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.  Our officers and directors, along with affiliates, will not engage in any hedging, short, or any other type of transaction covered by Regulation M.  Regulation M prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security, except as specifically permitted by Rule 104 of Regulation M.  These stabilizing transactions may cause the price of the common stock to be higher than it would otherwise be in the absence of those transactions.  We have advised the selling security holders that stabilizing transactions permitted by Regulation M allow bids to purchase our common stock so long as the stabilizing bids do not exceed a specified maximum, and th! at Regulation M specifically prohibits stabilizing that is the result of fraudulent, manipulative, or deceptive practices.  Selling security holders and distribution participants will be required to consult with their own legal counsel to ensure compliance with Regulation M.

Listing and Trading of the Diamond Shares

There is currently no public market for Diamond shares. Upon completion of this registration, our shares will not initially qualify for trading on any national or regional stock exchange or on the NASDAQ Stock Market. Following an effective registration, we intend to apply through a market maker to have our shares included on the OTC Bulletin Board. We will also attempt to have one or more broker-dealers agree to serve as market makers and quote our shares, if our application for trading is successful. However, we have no present arrangement or agreement with any broker-dealer to serve as a market maker for our common shares, and we can offer no assurances that any market for our common shares will develop. Even if a market develops for our shares, we can offer no assurances that the market will be active, or that it will afford our stockholders an avenue for selling their share! s. Many factors will influence the market price for our common shares, including the depth and liquidity of the market which develops, investor perception of our business, general market conditions, and our growth prospects.

Although currently there is no public trading market for Diamond shares, we believe a market could develop if our request for inclusion on the OTC Bulletin Board is successful. Diamond shares after an effective registration will be freely transferable, except for shares received by persons who may be deemed to be affiliates of Diamond under the Securities Act of 1933. Persons who may be deemed to be affiliates of Diamond after the registration generally include individuals or entities that control, are controlled by, or are under common control with Diamond and may include certain directors, officers, and significant stockholders of Diamond. Persons who are affiliates of Diamond will be permitted to sell their shares only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the ex! emptions afforded by Section 4(1) of the Securities Act and the provisions of Rule 144 thereunder.

There can be no assurance as to whether the Diamond shares will be actively traded or as to the price at which the shares will trade. Some shareholders who receive Diamond shares may decide that they do not want shares in a company involved in the jewelry industry and may sell their Diamond shares following an effective registration. This may delay the development of an orderly trading market in Diamond shares for a period. Until an orderly market develops, the prices at which Diamond shares trade may fluctuate significantly and may be lower than the price that would be expected for a fully distributed issue. Prices for our shares will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our shares, our results of operations, what investors think of our business, and changes in general economic market conditio! ns.

Penny Stock Regulations

Our common stock will be considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1 under the Securities Exchange Act of 1934. A penny stock is any stock that:

•	sells for less than $5 a share,
•	is not listed on an exchange, and
•	is not a stock of a "substantial issuer."

Currently, we are not a "substantial issuer" and cannot become one until we have net tangible assets of at least $5 million, which we do not now have.

Statutes and SEC regulations impose strict requirements on brokers that recommend penny stocks. Before a broker-dealer can recommend and sell a penny stock to a new customer who is not an institutional accredited investor, the broker-dealer must obtain from the customer information concerning the person's financial situation, investment experience and investment objectives. Then, the broker-dealer must "reasonably determine"

•	that transactions in penny stocks are suitable for the person and
•	the person, or his/her advisor, is capable of evaluating the risks in penny stocks.

After making this determination, the broker-dealer must furnish the customer with a written statement describing the basis for this suitability determination. The customer must sign and date a copy of the written statement and return it to the broker-dealer.  Finally the broker-dealer must also obtain from the customer a written agreement to purchase the penny stock, identifying the stock and the number of shares to be purchased.  Compliance with these requirements can often delay a proposed transaction and can result in many broker-dealer firms adopting a policy of not allowing their representatives to recommend penny stocks to their customers.

Another SEC rule requires a broker-dealer that recommends the sale of a penny stock to a customer to furnish the customer with a "risk disclosure document." This document includes a description of the penny stock market and how it functions, its inadequacies and shortcomings, and the risks associated with investments in the penny stock market.  The broker-dealer must also disclose the stock's bid and ask price information and the dealer's and salesperson's compensation for the proposed transaction.  Finally, the broker-dealer must furnish the customer with a monthly statement including specific information relating to market and price information about the penny stocks held in the customer's account.

The above penny stock regulatory scheme is a response by the Congress and the SEC to abuses in the marketing of low-priced securities by "boiler room" operators.  The scheme imposes market impediments on the sale and trading of penny stocks.  It limits a stockholder's ability to resell a penny stock.

Our management believes that the market for penny stocks has suffered from patterns of fraud and abuse. Such patterns include:

•	Control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer;

•	Manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases;

•	"Boiler room" practices involving high pressure sales tactics and unrealistic price projections by inexperienced sales persons;

•	Excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and

•

Wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the inevitable collapse of those prices with consequent investor losses.

State Securities – Blue Sky Laws

There is no established public market for our common stock, and there can be no assurance that any market will develop in the foreseeable future. Transfer of our common stock may also be restricted under the securities laws or securities regulations promulgated by various states and foreign jurisdictions, commonly referred to as "Blue Sky" laws. Absent compliance with such individual state laws, our common stock may not be traded in such jurisdictions. Because the securities registered hereunder have not been registered for resale under the blue sky laws of any state, the holders of such shares and persons who desire to purchase them in any trading market that might develop in the future, should be aware that there may be significant state blue-sky law restrictions upon the ability of investors to sell the securities and of purchasers to purchase the securities. Accordingly, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time.

DESCRIPTION OF SECURITIES

Common Stock

Our certificate of incorporation authorizes the issuance of 25,000,000 shares of common stock, $0.001 par value per share, of which 11,460,000 shares were outstanding as of March 26, 2008. Holders of common stock have no cumulative voting rights. Holders of shares of common stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the board of directors in its discretion, from funds legally available to be distributed. In the event of a liquidation, dissolution or winding up of Diamond, the holders of shares of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion rights or redemption or sinking fund provisions with respect to the common sto! ck. All of the outstanding shares of common stock are validly issued, fully paid and non-assessable.

Preferred Stock

Our board of directors is authorized (by resolution and by filing an amendment to our certificate of incorporation and subject to limitations prescribed by the New Jersey Business Corporation Act) to issue from time to time, shares of Preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and other rights of the shares of each such series and to fix the qualifications, limitations and restrictions thereon, including, but without limiting the generality of the foregoing, the following:

•	the number of shares constituting that series and the distinctive designation of that series;
•

the dividend rate on the shares of a series, whether dividends are cumulative, and if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

•	whether a series has voting rights, in addition to voting rights provided by law, and if so, the terms of those voting rights;
•

whether that series has conversion privileges, and if so, the terms and conditions of conversion, including provisions for adjusting the conversion rate in such events as our board of directors determines;

•

whether or not the shares of a series are redeemable, and if so, the terms and conditions of redemption, including the date upon or after which they are redeemable, and the amount per share payable in case of redemption, which may vary under different conditions and at different redemption dates;

•	whether a series has a sinking fund for the redemption or purchase of shares of a series , and if so, the terms and amount relating to that sinking fund;
•

the rights of the shares of a series that in event of voluntary or involuntary liquidation, dissolution or winding up of the Company, and the relative rights of priority, if any, of payment of shares of that series; and

•	any other relative powers, preferences and rights of a series and qualifications, limitations or restrictions of a series.

One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director’s authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Transfer Agent

Currently, the Company acts as it own transfer agent but intends to engage a transfer agent prior to the S-1 Registration becoming effective.

INTEREST OF NAMED EXPERTS AND COUNSEL

The financial statements of Diamond as of December 31, 2007 and December 31, 2006 are included in this prospectus and have been audited by Moore Stephens, P.C., an independent registered public accounting firm, as set forth in their report appearing elsewhere in this prospectus and are included in reliance upon such reports given upon the authority of such firm as an expert in accounting and auditing.

The legality of the shares offered hereby will be passed upon for us by Stoecklein Law Group, 402 West Broadway, Suite 400, San Diego, California 92101.

Neither of Moore Stephens nor Stoecklein Law Group has been hired on a contingent basis, will receive a direct or indirect interest in Diamond, other than the issuance to Stoecklein Law Group of 150,000 shares pursuant to its retainer agreement, or have been a promoter, underwriter, voting trustee, director, officer, or employee of Diamond.

DISCLOSURE OF COMMISSION

POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

No director of Diamond will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any director since provisions have been made in our certificate of incorporation limiting liability. The foregoing provisions shall not eliminate or limit the liability of a director for:

•	any breach of the director’s duty of loyalty to us or our shareholders
•	acts or omissions not in good faith or, which involve intentional misconduct or a knowing violation of law
•	for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide for indemnification of our directors, officers, and employees to the fullest extent possible from and against any and all claims of any type arising from or related to future acts or omissions as a director, officer, and employees if they were not engaged in willful misfeasance or malfeasance in the performance of their duties; provided that in the event of a settlement the indemnification will apply only when the board of directors approves settlement and reimbursement as being for our best interests.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting Diamond. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders, who have suffered losses in connection with the purchase or sale of their interest in Diamond in connection with a sale or purchase, including the misapplication by any officer or director of the proceeds from the sale of these securities, may be able to recover losses from us.

We undertake the following:

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Diamond Information Institute, Inc. was incorporated in the State of New Jersey in October of 1988. Diamond has been engaged in the design and manufacture of upscale jewelry since 1995 through its tradename of the “Bergio” line. In 2002, Diamond launched its “Bergio Bridal Collection”.

Business of Issuer

Diamond is entering into its 19th year of operations and concentrates on boutique, upscale jewelry stores. Diamond currently sells its jewelry to approximately 150 independent jewelry retailers across the United States and has spent over $3 million in branding the Bergio name through tradeshows, trade advertising, national advertising and billboard advertising since launching the line in 1995. Diamond has manufacturing control over its line as a result of having a manufacturing facility in New Jersey as well as subcontracts with facilities in Italy and Bangkok.

Diamond has historically sold its products directly to distributors, retailers and other wholesalers, who then in turn sell their products to consumers through retail stores. Independent retail jewelers that offer the Bergio line are not under formal contracts and most sell competing products. Diamond acquires all raw gemstones, precious metals and other raw materials used for manufacturing its products on the open market. Diamond is not constrained in its purchasing by any contracts with any suppliers and acquires raw material based upon, among other things, availability and price on the open wholesale market.

Industry Background

There are approximately 4,000 jewelry design and manufacturers in the United States. Diamond’s management estimates that the jewelry industry is a $50 billion a year industry that it believes is largely comprised of privately held companies, much of which are family owned and operated.

Management estimates are based primarily upon data and information contained in the U.S. Department of Commerce’s “Annual Revision of Monthly Retail & Food Services: Sales and Inventories – January 1992 through February 2006”, as well as other industry publications and information sources. Design manufacturers wholesale to retail jewelry stores and large retailers. Common industry practice is for design manufacturers to provide 90 day financing and allow exchanges for slow moving merchandise with the retailers, thereby causing a constant negative cash flow position for most design manufacturers. As a result of this scenario, most design manufacturers establish bank lines of credit to facilitate the manufacture and production of their jewelry lines.

The success of the jewelry industry is affected by trends in the general economy because jewelry purchases are considered discretionary. Adverse trends in the general economy such as the economic condition and perceptions of such conditions by consumers, employment rates, the level of consumers’ disposable income, business conditions, interest rates, consumer debt levels, availability of credit and levels of taxation all may affect the jewelry industry and its consumers.

Principal Products

Diamond’s products consist of a wide range of unique styles and designs made from precious metals such as gold, platinum and Karat gold, as well as diamonds and other precious stones. We continuously innovate and change our designs based upon consumer trends and as a result of new designs being created we believe we are able to differentiate ourselves and strengthen our brands. We sell our products to our customers at price points that reflect the market price of the base material plus a mark up reflecting our design fee and processing fees.

Each year, most jewelry manufacturers bring new products to market. Diamond considers itself to be a trendsetter in the jewelry manufacturing. As a result, Diamond comes out with a variety of products throughout the year that it believes have commercial potential to meet what it feels are new trends within the industry. The “Bergio” designs consist of upscale jewelry that includes white diamonds, yellow diamonds, pearls, and colored stones, in 18K gold, platinum, and palladium. We currently design and produce approximately 50 to 75 product styles. Prices for our products range from $400 to $200,000.

Diamond’s product range is divided into three fashion lines: (i) 18K gold line, (ii) a bridal line, and (iii) a couture and/or one of kind pieces. The various lines that Diamond currently, or intends to offer in the near future consist of the following:

1.	Whimsical. The whimsical line includes charms, crosses and other “add-on” pieces.

2.

Middle. The proposed middle line will consist of fashion jewelry utilizing colored stones, diamonds and pearls applied to a variety of applications such as necklaces, pendants, earrings, bracelets and rings. The metals that Diamond intends to use for the Middle line include platinum, 18K white & yellow gold.

3.

Couture. The Couture line is Diamond’s most luxurious line, and consists of one of a kind pieces, new showcase products each year, and predominantly utilizes diamonds, platinum and other precious metals and stones of the highest grade and quality available.

4.

Bridal. The Bridal line is Diamond’s core business. Diamond attempts to stay on the forefront of trends and designs in the bridal market with the latest in wedding sets, engagement rings and wedding bands for both men and women.

Each year, Diamond attempts to expand and/or enhance these lines, while constantly seeking to identify trends that it believes exist in the market for new styles or types of merchandise. Management intends to maintain a diverse line of jewelry to mitigate concentration of sales and continuously expand its market reach.

Distribution Methods and Marketing

Diamond continues to devote its efforts towards brand development and utilizes marketing concepts in an attempt to enhance the marketability of its products. During the past several years, Diamond has carried out its brand development strategy based on its product quality and design excellence, which is highlighted through the company’s sales personnel. Diamond has established significant networks and relationships with retailers which allow our products to be promoted and sold nationwide. Diamond maintains a broad base of customers and concentrates on retailers that sell fashionable and high end jewelry. Diamond also works with its customers to adjust product strategies based on the customer’s feedback to try and decrease the likelihood of overstocked or undesired products.

Diamond intends to further promote its products and brand by participating in trade shows and various exhibitions, consumer and trade advertisements, billboard advertisements, as well as make specialty appearances in retail stores carrying the company’s products.

Intellectual Property

Bergio and Bergio Bridal are trademarked names owned by Diamond. As additional lines are designed and added to the Company’s products, the Company may trademark new names to distinguish the particular products and jewelry lines.

Personnel

At December 31, 2007, Diamond had 8 full-time employees and 1 part-time employee. Of Diamond’s current employees, 2 are sales and marketing personnel, 5 are manufacturing and 2 hold administrative and executive positions. No personnel are covered by a collective bargaining agreement. Diamond, Inc.'s relationship with its employees is believed to be good. We intend to use the services of independent consultants and contractors when possible or until we are able to hire personnel in house.

Competition

The jewelry design and manufacturer’s industry is extremely competitive and has low barriers to entry. Diamond competes with other jewelry design and manufacturers of upscale jewelry to the retail jewelry stores. There are over 4,000 jewelry design and manufacturer’s companies, several of which have greater experience, brand name recognition and financial resources than Diamond. You are urged to review the risk factor addressing competition.

Regulation

Currently, Diamond is subject to all of the government regulations that regulate businesses generally such as compliance with regulatory requirements of federal, state, and local agencies and authorities, including regulations concerning workplace safety, labor relations, and disadvantaged businesses.  In addition, the Company’s operations are affected by federal and state laws relating to marketing practices in the retail jewelry industry. Diamond is subject to the jurisdiction of federal, various state and other taxing authorities.  From time to time, these taxing authorities review or audit the

Company.

DESCRIPTION OF PROPERTY

Currently, Diamond has a 2,700 square feet design and manufacturing facility located in Fairfield, New Jersey, which is currently being leased until August 31, 2010. Diamond also rents office space at this facility. Diamond pays approximately $2,145 per month.

Additionally, Diamond anticipates opening additional offices and/or design facilities in other locations as it continues to implement its business plan throughout the United States, with the most likely areas being Las Vegas and New York City.

LEGAL PROCEEDINGS

Diamond is and may become involved in various routine legal proceedings incidental to its business. However, to Diamond’s knowledge as of the date of this prospectus, there are no material pending legal proceedings to which Diamond is a party or to which any of its property is subject.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

(a) Market Information

There is not presently, nor has there ever been, a public trading market for our common stock. It is anticipated that following an effective registration, we will submit an application to FINRA to have our shares quoted on the OTC Bulletin Board. Our application to FINRA will consist of current corporate information, financial statements and other documents required by Rule 15c2-11 of the Securities Exchange Act of 1934

Inclusion on the OTC Bulletin Board permits price quotations for our shares to be published by that service. Although we intend to submit an application to the OTC Bulletin Board subsequent to the filing of this registration statement, we do not anticipate our shares to immediately be traded in the public market. Also, secondary trading of our shares may be subject to certain state imposed restrictions. Except for the application to the OTC Bulletin Board, there are no plans, proposals, arrangements or understandings with any person concerning the development of a trading market in any of our securities. There can be no assurance that our shares will be accepted for trading on the OTC Bulletin Board or any other recognized trading market. Also, there can be no assurance that a public trading market will develop following the registration or at any other time in the future or, if s! uch a market does develop, that it can be sustained.

Without an active public trading market, a shareholder may not be able to liquidate their shares. If a market does develop, the price for our securities may be highly volatile and may bear no relationship to our actual financial condition or results of operations. Factors we discuss in this prospectus, including the many risks associated with an investment in our securities, may have a significant impact on the market price of our common stock.

The ability of individual shareholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer's securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state.

Initially it is unlikely that our securities will qualify for any national or regional exchange or on The NASDAQ Stock Market. Therefore, our shares most likely will be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for broker-dealer transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines a penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer's net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000, or $300,000 together with their spouse) are subject to additional sales practice requirem! ents.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in! our common stock and may affect the ability of stockholders to sell their shares. These requirements may be considered cumbersome by broker-dealers and could impact the willingness of a particular broker-dealer to make a market in our shares, or they could affect the value at which our shares trade. Classification of the shares as penny stocks increases the risk of an investment in our shares.

(b) Holders of Common Stock

As of March 26, 2008, we had approximately 30 shareholders of record of the 11,460,400 share outstanding.

(c) Dividends

The payment of dividends is subject to the discretion of our Board of Directors and will depend, among other things, upon our earnings, our capital requirements, our financial condition, and other relevant factors. In the future we intend to follow a policy of retaining earnings, if any, to finance the growth of the business and do not anticipate paying any cash dividends in the foreseeable future. The declaration and payment of future dividends on the Common Stock will be the sole discretion of board of directors and will depend on our profitability and financial condition, capital requirements, statutory and contractual restrictions, future prospects and other factors deemed relevant.

(d) Securities authorized for issuance under equity compensation plans.

We currently do not maintain any equity compensation plans.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read in conjunction with the Diamond financial statements and notes thereto included elsewhere in this prospectus. This discussion contains certain forward-looking statements that involve risks and uncertainties. Diamond’s actual results and the timing of certain events could differ materially from those discussed in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth herein and elsewhere in this prospectus

OVERVIEW AND OUTLOOK

Diamond Information Institute, Inc. was incorporated in the State of New Jersey in October 1988 under the name Diamond Information Institute (d/b/a “Bergio”). Since 1995 Diamond has been engaged in the design and manufacture of upscale jewelry. The Company sells to approximately 150 independent jewelry stores across the United States and has incurred a significant amount of capital resources in creating brand recognition as well as establishing a notable reputation in the jewelry industry.

Upon Diamond’s registration becoming effective, the Company plans to change its name to Bergio International, Inc. and intends to act as a holding company for the purpose of acquiring established jewelry design and manufacturing firms who possess branded product lines. The Company intends to acquire design and manufacturing firms throughout the United States and Europe. However, as of the date of this prospectus the Company does not have any agreements or understandings with any potential acquisition candidates.

Results of Operations for the Years Ended December 31, 2007 and 2006

The following table summarizes selected items from the statement of operations at December 31, 2007 compared to December 31, 2006.

INCOME:

	Year Ended December 31,		Increase / (Decrease)
	2007	2006	$	%
		[Restated]
Sales	$ 1,296,585	$ 1,974,008	$ (677,423)	(34%)

Cost of Sales	1,226,561	1,063,641	162,920	15%

Gross Profit	70,024	910,367	(840,343)	(92%)

Gross (Loss) Profit Percentage of Revenue	5%	46%	--	(39%)

Sales

Sales for the year ended December 31, 2007 were $1,296,585 compared to $1,974,008 for the year ended December 31, 2006. This resulted in a decrease of $677,423 or 34% from the comparable period in 2006. One of the reasons for the decrease in 2007 was due to an unusually high amount of product return in addition to weaker than expected market conditions. Additionally, a significant amount of capital was spent on the “going public” process during 2007, which ultimately affected our marketing budgets and our ability to market and brand our products as we would typically do.

Typically, revenues experience significant seasonal volatility in the jewelry industry. The first two quarters of any given year typically represent approximately 15%-25% of total year revenues, based on historic results. The holiday buying season during the last two quarters of every year typically account for the remainder of annual sales. As a result of having a weaker market condition in 2007, the last two quarters of 2007 were weaker than past holiday seasons. However, our sales during the last two fiscal quarters of 2007, still accounted for approximately 56% of our total sales during 2007.

Cost of Sales

Cost of sales for the year ended December 31, 2007 was $1,226,561 an increase of $162,920, or 15%, from $1,063,641 for the year ended December 31, 2006. The increase in cost of sales is attributable primarily to a write-down of inventory values incurred during 2007, to the lesser of cost or market value. During the year ended December 31, 2007, Diamond recorded a charge related to the write-down of certain inventory items amounting to approximately $284,000 to appropriately value amounts on hand at the lower of cost or market. Substantially all inventories consist of finished goods and are valued at the lower of cost or market. Cost is determined on a first-in, first-out basis method using the weighted average method for determining cost. Average cost is recomputed after each inventory purchase or sale.

Diamond did not record any inventory write-down for the year ended December 31, 2006.

Gross Profit:

Gross profit as a percentage of revenue decreased from 46% for the year ended December 31, 2006 to 5% for the year ended December 31, 2007. The decrease shown in the 2007 profit margin is primarily attributable to the aforementioned inventory write-down of approximately $284,000 realized in 2007. The Company expects its gross profit to stabilize during the next twelve months.

OPERATING EXPENSES:

	Year Ended December 31,		Increase / (Decrease)
	2007	2006	$	%
Selling Expenses	$ 392,793	$ 442,061	$ (49,268)	(11%)

General and Administrative Expenses	1,095,549	316,493	779,056	246%

Total Operating Costs	1,488,342	758,554	729,788	96%

Net (Loss) Income	$ (1,171,980)	$ 62,241	$ (1,234,221)	(1,983%)

Selling and Marketing Expenses

Total selling expenses were $392,793 for the year ended December 31, 2007, which was approximately a 11% decrease from $442,061 of total selling expenses for the year ended December 31, 2006. Selling expenses include advertising, trade show expenses and selling commissions. The reduction in selling expenses for the 2007 year is attributable to generally more favorable costs associated with similar advertising campaigns and trade show participation, coupled with a general reduction in commission-based salespeople. Additionally, we spent significant amount of capital on the “going public” process during 2007, which also impacted our marketing budget and resources.

General and Administrative Expenses

General and administrative expenses were $1,095,549 for the year ended December 31, 2007 versus $316,493 for the year ended December 31, 2006. The increase in general & administrative expenses is due primarily to professional fees and the hiring of staff associated with the “going-public” process. In the beginning of 2007, Diamond entered into a reverse merger transaction with a publicly traded company. However, the merger was not successful and it was terminated at the end of 2007. Even though the merger was terminated, we incurred significant costs associated with this merger in consulting, salaries and professional fees. If and when, we become a public company, we expect a significant increase in professional fees associated with the financial reporting mandated by the Securities and Exchange Commission. However, we do not expect them to be as significant as tho! se experienced in 2007.

Other Expense

Other Expense is comprised primarily of interest incurred on bank lines of credit, corporate credit cards, term loans and capital leases in connection with operations related to manufacturing and indirect operating expenses. The increased costs are attributable to additional financing required to supplement working capital needs as prompted by the decline in sales volume during the 2007 year.

Income Tax Provision (Benefit)

The Company reported an income tax benefit of $331,642 for the year ended December 31, 2007 as compared to a tax provision of $34,953 for the year ended December 31, 2006. The tax benefit in 2007 is primarily attributable to the increased net operating loss carryforwards incurred during the 2007 year, which management believes are more likely than not to be realized.

Net Loss

The Company incurred a net loss of $1,171,980 for the year ended December 31, 2007 versus a net income of $62,241 for the year ended December 31, 2006. The net loss is primarily attributable to a significant increase in costs associated with the terminated reverse merger transaction, which lead to increased costs relating to legal support, accounting services, and consulting services. Furthermore, we recorded a charge for the write-down in carrying values of certain inventory items.

Liquidity and Capital Resources

The following table summarizes total assets, accumulated deficit, stockholders’ equity and working capital at December 31, 2007 compared to December 31, 2006.

	December 31, 2007	December 31, 2006	Increase / (Decrease)
			$	%

Current Assets	$2,112,359	$2,558,331	$(445,972)	(17%)

Current Liabilities	$1,535,726	$1,241,828	$293,898	23%

Working Capital	$576,633	$1,316,503	$(739,870)	(56%)

As of December 31, 2007, Diamond had a cash overdraft position of approximately $48,100 as compared to a cash balance of $42,500 at December 31, 2006. During the second quarter of 2007, Diamond conducted a private placement and raised approximately $425,000. Diamond believes the capital raised in conjunction with its net earnings from operations will be sufficient to fund its short term capital and liquidity needs. However, it is anticipated that Diamond will need to sell additional equity or debt securities or obtain credit facilities from financial institutions to meet its long-term liquidity and capital requirements, which include strategic growth through mergers and acquisitions. There is no assurance that Diamond will be able to obtain additional capital or financing in amounts or on terms acceptable to Diamond, if at all or on a timely basis.

During 2007, Diamond entered into a debt conversion agreement and agreed to issue 100,000 shares of common stock at a fair market value of $1 per share to a vendor as full satisfaction for accounts payable previously due and as pre-payment for future services to be rendered. Of the total $100,000 of common stock issued, approximately $55,000 was to satisfy previous accounts payable balances, and the difference of approximately $44,000 was issued as consideration for future services to be rendered.

Also during 2007, Diamond entered into another debt conversion agreement and agreed to issue 150,000 shares of common stock at fair market value of $1 per share to a vendor as partial satisfaction of an accounts payable balance of approximately $150,000. The debt conversion agreement allows for the vendor to purchase for a period of 60 months, 150,000 “Class A” purchase warrants, which have an exercise price of $1.50 per share. As of the period ended December 31, 2007, no “Class A” purchase warrants had been acquired by the vendor.

Accounts receivable at December 31, 2007 was $692,619 and $1,122,603 at December 31, 2006, representing a decrease of 38%. Diamond typically offers its customers 60, 90 or 120 day payment terms on sales, depending upon the product mix purchased. When setting terms with its customers, Diamond also considers the term of the relationship with individual customers and management’s assessed credit risk of the respective customer, and may at management’s discretion, increase or decrease payment terms based on those considerations. The decrease in accounts receivable from December 31, 2006 to December 31, 2007 is attributable primarily to the decline of our lower level of sales during the 2007 year coupled with higher than expected returns of products previously sold.

Inventory at December 31, 2007 was $1,333,752 and $1,334,024 at December 31, 2006. Diamond’s management seeks to maintain a very consistent inventory level that it believes is commensurate with current market conditions and manufacturing requirements related to anticipated sales volume. Additionally, Diamond historically did not have an inventory reserve for slow moving or obsolete products due to the nature of its inventory of precious metals and stones, which are commodity-type raw materials and rise in value based on quoted market prices established in actively trade markets. This allows for the Company to resell or recast these materials into new products and/or designs as the market evolves.

Accounts payable and accrued expenses at December 31, 2007 was $389,798 compared to $412,424 at December 31, 2006, which represents a 5% decrease. The decrease in accounts payable from December 31, 2006 to December 31, 2007 is attributable primarily to a conversion of approximately $205,000 of outstanding accounts payable into common stock at a fair value of $1 per share, as described above.

Bank Lines of Credit and Notes Payable

Diamond’s indebtedness is comprised of various bank credit lines, term loans, capital leases and credit cards intended to provide capital for the ongoing manufacturing of its jewelry line, in advance of receipt of the payment from its retail distributors. As of December 31, 2007, Diamond had 2 outstanding term loans. One of loans is for $150,000 with Columbia Bank, which is payable in monthly installments and matures in May of 2009. The note bears an annual interest rate of 7.25% and as of December 31, 2007, there was an outstanding balance of $70,833. Diamond also has a $300,000 term loan with JPMorgan Chase, which is payable in monthly installments and matures in May 2011. The note bears an annual interest rate of 7.96% and as of December 31, 2007 there was an outstanding balance of $216,422. Both of these notes are collateralized by the assets of the Company as well as a personal guarantee by the Company’s CEO, Berge Abajian.

In addition to the notes payable, Diamond utilizes bank lines of credit to support working capital needs. As of December 31, 2007, Diamond had 2 lines of credit. One bank line of credit is for $700,000 with Columbia Bank and requires minimum monthly payment of interest only. The interest is calculated at the bank’s prime rate plus 0.75%. As of December 31, 2007, Diamond has an outstanding balance of $699,999 at an effective annual interest rate of 8%. Additionally, Diamond has a bank line of credit of $55,000 with JPMorgan Chase Bank, which also requires a monthly payment of interest only. The interest rate is calculated at the bank’s prime rate plus 0.75%. As of December 31, 2007, Diamond has an outstanding balance of $48,293 at an effective annual interest rate of 8%. Each credit line renews annually and is collateralized by the assets of the Company as well as a ! personal guarantee by the Company’s CEO, Berge Abajian. Pursuant to the terms of Diamond’s lines of credit, it is required to maintain certain financial ratios which we were in compliance with as of December 31, 2007.

In addition to the bank lines of credit and term loans, Diamond has a number of various unsecured credit cards totaling $111,400 in available credit. These credit cards require minimal monthly payments of interest only and as of December 31, 2007 have interest rates ranging from 8.24% to 29.49%. As of December 31, 2007, Diamond has outstanding balances of $105,329. As of December 31, 2007, Diamond had approximately $13,000 of available credit under these facilities.

Satisfaction of our cash obligations for the next 12 months.

A critical component of our operating plan impacting our continued existence is to efficiently manage the production of our jewelry lines and successfully develop new lines through our Company or through possible acquisitions and/or mergers. Our ability to obtain capital through additional equity and/or debt financing, and joint venture partnerships will also be important to our expansion plans. In the event we experience any significant problems assimilating acquired assets into our operations or cannot obtain the necessary capital to pursue our strategic plan, we may have to reduce the growth of our operations. This may materially impact our ability to increase revenue and continue our growth.

Over the next twelve months we believe that our existing capital combined with cash flow from operations will be sufficient to sustain our current operations. However, in the event we locate potential acquisitions and/or mergers we will most likely require additional financing.

Summary of product and research and development that we will perform for the term of our plan.

We are not anticipating significant research and development expenditures in the near future.

Expected purchase or sale of plant and significant equipment.

We do not anticipate the purchase or sale of any plant or significant equipment; as such items are not required by us at this time.

Significant changes in the number of employees.

We currently have 8 full-time employees and 1 part-time employee. Of Diamond’s current employees, 2 are sales and marketing personnel, 5 are manufacturing and 2 hold administrative and executive positions. None of our employees are subject to any collective bargaining agreements. We do not anticipate a significant change in the number of full time employees over the next 12 months.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, results or operations, liquidity, capital expenditures or capital resources that is deemed material.

Critical Accounting Policies

The Company prepares its financial statements in accordance with accounting principles generally accepted in the Untied States. Preparing financial statements in accordance with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenue and expenses during the reported period. Our critical accounting policies are as follows:

Accounts Receivable. Management periodically performs a detailed review of amounts due from customers to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances. Fine jewelry is sold to retail outlets throughout the United States. For the year ended December 31, 2007, accounts receivable were substantially comprised of balance due from retailers.

Long-Lived Assets. In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, the loss is measures by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows. As these factors are difficult to predict and are subject to future events that may alter management’s assumptions, the future cash flows estimated by management in their impairment analyses may not be achieved.

Revenue Recognition is recognized upon shipment of products to customers, based upon four primary criteria: (1) transfer of title; (2) risk of loss; (3) a fixed or determinable fee; and (4) collectibility. Transfer of title and risk of loss are determined upon shipment of products to customers which is FOB shipping point. A fixed or determinable fee is determined upon consummation of a sale as evidenced by a valid sales order and related invoice. Sales entered into are deemed collectible and any allowance for doubtful accounts, discounts, returns and allowances is determined by management’s estimate based upon historical experience and current customer and economic conditions, as required.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115," which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation all! owances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. We are currently evaluating the effects, if any, that SFAS 141(R) may have on our financial statements and believe it could have a significant impact if business combinations are consummated. However, the effect of which is indeterminable as of December 31, 2007.

In December 2007, the FASB issued Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded discl! osure requirements regarding the interests of the parent and its noncontrolling interest. We are currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of our results of operations.

In March 2008, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The company is currently evaluating the impact of adopting SFAS. No. 161 on its financial statements.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

ON ACCOUNTING AND FINANCIAL DISCLOSURE

We have had no disagreements with our independent auditors on accounting or financial disclosures.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The members of our board of directors serve for one year terms and are elected at the next annual meeting of stockholders, or until their successors have been elected. The officers serve at the pleasure of the board of directors. Currently, Diamond only has one executive officer and director.

Name	Age	Position
Berge Abajian	47	Chief Executive Officer, President and Chairman
Alfred Sirica	46	Chief Financial Officer

Duties, Responsibilities and Experience

Berge Abajian comes from a family background in jewelry manufacturing. The Abajian family started manufacturing jewelry in the 1930’s and Berge entered into the industry as a manufacturer in 1980. From 1980 to 1983, Mr. Abajian served as the Secretary and Treasurer of Pyramid Jewelry, a jewelry manufacturing company. Mr. Abajian established the Diamond Information Institute in 1995 and started his “Bergio” brand label over ten years ago. The Bergio line was one of the first to introduce yellow diamonds in jewelry and has continued to be on the cutting edge of jewelry trends. In 2002, Mr. Abajian also began production of his Bergio Bridal Collection. Mr. Abajian has a BS in Business Administration from Fairleigh Dickinson University and is well known and respected in the jewelry industry. Since 2005, Mr. Abajian has served as t! he President of the East Coast branch of the Armenian Jewelry Association and has also served as a Board Member on MJSA (Manufacturing Jewelers and Suppliers of America), New York Jewelry Association, and the 2001-2002 Luxury Show.

Alfred Sirica has been working in accounting for over 20 years. In 1984, Mr. Sirica graduated from St. John’s University with a degree in accounting and began working for Breiner & Bodian. In 1988, Mr. Sirica left Breiner & Bodian to start his own firm of Sirica & Sirica, LLC where he is the managing partner. In January 2008, Mr. Sirica agreed to assist Diamond Information Institute with its accounting functions and will oversee the quarterly reviews and annual audits of the Company.

No Executive Officer or Director of the Corporation has been the subject of any Order, Judgment, or Decree of any Court of competent jurisdiction, or any regulatory agency permanently or temporarily enjoining, barring suspending or otherwise limiting him from acting as an investment advisor, underwriter, broker or dealer in the securities industry, or as an affiliated person, director or employee of an investment company, bank, savings and loan association, or insurance company or from engaging in or continuing any conduct or practice in connection with any such activity or in connection with the purchase or sale of any securities.

No Executive Officer or Director of the Corporation has been convicted in any criminal proceeding (excluding traffic violations) or is the subject of a criminal proceeding which is currently pending.

No Executive Officer or Director of the Corporation is the subject of any pending legal proceedings.

Employment Agreements and Compensation

During the 2007 year, Diamond entered into employment agreements with its Chief Executive Officer, Berge Abajian, and its then President, Scott Wanstrath. Both agreements were to not take effect until the Company had raised a significant amount of capital. Subsequent to the year ended December 31, 2007, Mr. Wanstrath gave notice of his termination and Mr. Abajian agreed to terminate the employment agreement. As of the date of this filing, the Company does not have any employment agreements in place.

Advisory Panel

On April 2, 2007, Diamond’s Board of Directors approved the establishment of an Advisory Panel to provide on-going advice to the Company’s officers. Under the terms of the resolution adopting the panel, the Board of Directors agreed to issue 50,000 shares of common stock to each panel member as remuneration of their services. During the year ended December 31, 2007, there were two members and Mr. Hagop Baghdadlian still remains on the panel. Mr. Baghdadlian opened Hagop Baghdadlian LTD, in 1977 as a diamond dealer in New York City. In 2003, Hagop Baghdadlian LTD merged with Cora Diamonds, Inc., a diamond manufacturer and Mr. Baghdadlian became President of Cora International, LLC. Cora International has since become a leading manufacturer of fancy colored diamonds.

Subsequent to the year ended December 31, 2007, we appointed another member to the panel so that our panel again has two members. Mr. Zareh Beylerian will serve on the Advisory Panel and has agreed to assist the Company’s officers. Mr. Beylerian is an attorney with over 20 years of law experience. Mr. Beylerian is a form JAG Officer and in 2004 decided to open his current firm of Beylerian & Associates, which handles general litigation and commercial matters, bankruptcy, personal injury, immigration, real estate, intellectual property and more.

Audit Committee

Currently, we do not have an Audit Committee. At this time, the board of directors will perform the necessary functions of an Audit Committee, such as: recommending an independent registered public accounting firm to audit the annual financial statements; reviewing the independence of the independent registered public accounting firm; review of the financial statements and other required regulatory financial reporting; and reviewing management’s policies and procedures in connection with its internal control over financial reporting.

Additionally, we do not have a financial expert. We believe the cost related to retaining a financial expert at this time is prohibitive and is not warranted at this point in time. However, at such time the Company has the financial resources a financial expert will be hired

EXECUTIVE COMPENSATION

The following table sets forth the compensation of our executive officers for the year ended December 31, 2007.

Summary Compensation Table

Name and Principal Position	Year Ended December 31,	Salary	Stock Awards (1)	Total
Berge Abajian, CEO	2007	$63,108	$50,000	$113,108
Scott Wanstrath, President	2007	$-0-	$250,000 (2)	$250,000
(1)	The amounts shown in this column reflect the expense recognized for financial statement reporting purposes for the fiscal year ended December 31, 2007, in accordance with FAS 123R.

(2)

The Company had agreed to issue 250,000 shares of its common stock pursuant to Mr. Wanstrath’s employment agreement. The common shares issued were those held by the Company’s CEO. However, subsequent to the year ended December 31, 2007, Mr. Wanstrath gave notice of his resignation and the Company cancelled 200,000 shares as a result of the agreement not being completed to its full term.

Employment Agreement

Diamond currently does not have any employment agreement in place. During 2007, Mr. Abajian had executed an employment agreement and an addendum stating the previously executed employment agreement would not take effect until the Company had received private equity financing. Subsequent to the year ended December 31, 2007, Mr. Abajian cancelled the agreement and will draft a new employment agreement after the registration statement has become effective and the Company has raised additional capital.

Compensation Committee

We currently do not have a compensation committee on the board of directors. Until a formal committee is established our entire board of directors will review all forms of compensation provided to our executive officers, directors, consultants, and employees, including stock compensation.

Equity Awards

Our sole officer and director was also the founder of Diamond and therefore originally owned a total of 15,000,000 shares of our common stock. Subsequent to the year ended December 31, 2007, Mr. Abajian agreed to cancel 5,000,000 shares owned by him. As of the date of this filing, he currently owns 10,100,000 shares. The additional 100,000 shares owned by Mr. Abajian were issued as compensation for serving on our Board of Directors for the 2007 year and in advance for the 2008 fiscal year.

Director Compensation and Other Arrangements

Diamond has agreed to issue 50,000 shares per year as compensation to our board of directors and members of our advisory panel. We anticipate in the future, once additional members are added to the board of directors, that the Company will reimburse all directors for expenses when attending board or committee meetings.

Termination of Employment

There are no compensatory plans or arrangements, including payments to be received from the Company, with respect to any person associated with the Company which would in any way result in payments to any such person because of his resignation, retirement, or other termination of such person’s employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person’s responsibilities following a change in control of the Company.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information, to the best of our knowledge, about the beneficial ownership of our common stock on March 26, 2008, held by those persons known to beneficially own more than 5% of our capital stock and by our directors and executive officers.

The percentage of beneficial ownership for the following table is based on 11,460,400 shares of common stock outstanding as of March 26, 2008. The percentage of beneficial ownership after the exercise of warrants is based on 12,035,400 shares of common stock outstanding assuming the issuance 575,000 shares of common stock that may be issued upon exercise of warrants held by selling security holders.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and does not necessarily indicate beneficial ownership for any other purpose. Under these rules, beneficial ownership includes those shares of common stock over which the stockholder has sole or shared voting or investment power. It also includes (unless footnoted) shares of common stock that the stockholder has a right to acquire within 60 days after March 26, 2008 through the exercise of any option, warrant or other right. The percentage ownership of the outstanding common stock, however, is based on the assumption, expressly required by the rules of the Securities and Exchange Commission, that only the person or entity whose ownership is being reported has converted options or warrants into shares of our common stock.

Security Ownership of Management and Directors

Name of Beneficial Owner (1)	Number of Shares	Percent Before Offering (2)	Percent After Exercise of Warrants (2)(3)
Berge Abajian, Chief Executive Officer	10,100,000	88.1%	83.9%
Alfred Sirica, Chief Financial Officer (4)	16,667	0.1%	0.1%
(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). The address of each person is care of the Company.

(2)	Figures are rounded to the nearest tenth of a percent.
(3)

The percentage of beneficial ownership is based on 12,035,400 shares of common stock outstanding assuming the issuance of 575,000 shares of common stock that may be issued upon exercise of warrants held by current selling security holders.

(4)	Mr. Sirica agreed to become the Chief Financial Officer for the Company subsequent to December 31, 2007.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Diamond receives advances from time to time from its CEO, Berge Abajian based upon cash flow needs. As of December 31, 2007 and 2006, $90,289 and $25,080 was due to Mr. Abajian, respectively. Repayment and interest terms have not been established at this point in time and therefore the amount has been classified as a current liability.

In addition, Diamond hired an information technology company to provide consultation and technical support related to certain software applications and technology infrastructure. The information technology company is also a shareholder of the Company but has a total ownership of less than 1%. During the year ended December 31, 2007, we issued 100,000 shares to this information technology company in connection with services rendered and for future services to be performed. As of December 31, 2007, the remaining portion of common stock issued for future services totaled approximately $14,000.

FINANCIAL STATEMENTS

Index To Financial Statements

For the Period Ended December 31, 2007 (Audited)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	F-1
BALANCE SHEET	F-2
STATEMENTS OF OPERATIONS	F-4
STATEMENTS OF STOCKHOLDERS’ EQUITY	F-5
STATEMENTS OF CASH FLOWS	F-6
NOTES TO FINANCIAL STATEMENTS	F-7-F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Diamond Information Institute, Inc. d/b/a Designs by Bergio
Fairfield, NJ

We have audited the accompanying balance sheets of Diamond Information Institute, Inc. d/b/a Designs by Bergio (the "Company") as of December 31, 2007 and 2006, and the related statements of operations, stockholders' equity and cash flows for the years ended December 31, 2007 and 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Diamond Information Institute, Inc. d/b/a Designs by Bergio as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years ended December 31, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America.

As described in Note 3 to the financial statements, the 2006 financial statements have been restated for an error in the application of an accounting principle related to revenue recognition.

/s/ Moore Stephens, P.C.
MOORE STEPHENS, P.C.
Certified Public Accountants

Cranford, New Jersey

March 25, 2008

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

BALANCE SHEETS

	December 31,
	2007	2006
		[Restated]
Assets:
Current Assets:
Cash	$ --	$ 42,467
Accounts Receivable - Net	692,619	1,122,603
Inventories	1,333,752	1,334,024
Prepaid Expenses	48,618	42,193
Deferred Tax Asset	37,370	17,044

Total Current Assets	2,112,359	2,558,331

Property and Equipment - Net	222,715	186,193

Other Assets:
Investment in Unconsolidated Affiliate	5,000	5,000

Total Assets	$ 2,340,074	$ 2,749,524

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

BALANCE SHEETS

	December 31	December 31
	2007	2006
		[Restated]

Liabilities and Stockholders' Equity:
Current Liabilities:
Cash Overdraft	$ 48,144	$ --
Accounts Payable and Accrued Expenses	389,798	412,424
Bank Lines of Credit	853,621	649,133
Current Maturities of Notes Payable	110,088	104,108
Current Maturities of Capital Leases	19,060	8,907
Advances from Stockholder	90,289	25,080
Sales Returns and Allowances Reserve	24,726	42,176

Total Current Liabilities	1,535,726	1,241,828

Long-Term Liabilities:
Notes Payable	177,167	282,824
Capital Lease	60,924	42,526
Deferred Tax Liability	129,854	384,656

Total Long-Term Liabilities	367,945	710,006

Commitments and Contingencies	--	--

Stockholders' Equity:
Common Stock - $.001 Par Value, 25,000,000 Shares Authorized, 18,075,000 and 17,250,000 Shares Issued and Outstanding as of December 31, 2007 and 2006, respectively	18,075	17,250
Additional Paid - in Capital	825,175	1,000
[Accumulated Deficit]/Retained Earnings	(392,540)	779,440
Deferred Compensation	(14,307)	--

Total Stockholders' Equity	436,403	797,690

Total Liabilities and Stockholders' Equity	$ 2,340,074	$ 2,749,524

See Notes to Financial Statements

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2007	2006
		[Restated]

Sales	$1,296,585	$1,974,008

Cost of Sales	1,226,561	1,063,641

Gross Profit	70,024	910,367

Selling Expenses	392,793	442,061

General and Administrative Expenses	1,095,549	316,493

Total Operating Expenses	1,488,342	758,554

[Loss] Income from Operations	(1,418,318)	151,813

Other [Expense] - Net	(85,304)	(54,619)

[Loss] Income Before Income Tax [Benefit] Provision	(1,503,622)	97,194

Income Tax [Benefit] Provision	(331,642)	34,953

Net [Loss] Income	$(1,171,980)	$62,241

Net Loss Per Share – Basic and Diluted	$(0.07)	$--

Weighted Average Common Shares Outstanding	17,790,890	17,250,000

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

STATEMENTS OF STOCKHOLDERS' EQUITY

	Common Stock		Additional Pain-in	Retained Earnings/ [Accumulated	Deferred	Total Stockholders'
Description	Shares	Par Value	Capital	Deficit]	Compensation	Equity

Balance as of January 1, 2006	17,250,000	17,250	1,000	717,199	--	735,449

Net Income, As Restated	--	--	--	62,241	--	62,241

Balance as of December 31, 2006 [Restated]	17,250,000	17,250	1,000	779,440	--	797,690

Private Placement Offerings of Common Stock	425,000	425	424,575	--	--	425,000

Share – Based Compensation	150,000	150	149,850	--	--	150,000

Issuance of Common Stock in Exchange for Previously Rendered Services or those to be Performed	250,000	250	249,750	--	(44,307)	205,693

Net [Loss]	--	--	--	(1,171,980)	--	(1,171,980)

Amortization of Deferred Compensation in Connection with Services Rendered	--	--	--	--	30,000	30,000

Balance as of December 31, 2007	18,075,000	$18,075	$825,175	$(392,540)	$(14,307)	$436,403

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2007
		[Restated]

Operating Activities:
Net [Loss] Income
Adjustments to Reconcile Net [Loss]	$ (1,171,980)	$ 62,241
Income to Net Cash [Used In] Operating Activities:
Sales Returns and Allowances Reserve	(17,450)	42,176
Depreciation and Amortization	55,020	26,208
Share – Based Compensation	150,000	--
Amortization of Deferred Compensation	30,000	--
Deferred Tax [Benefit] Provision	(275,126)	34,257
Bad Debt Adjustment	(36,250)	21,250

Changes in Assets and Liabilities:
[Increase] Decrease in:
Accounts Receivable	466,234	(335,318)
Inventories	272	(7,364)
Prepaid Expense	(6,425)	(21,333)

Increase [Decrease] in:
Accounts Payable and Accrued Expenses	183,067	30,121

Total Adjustments	549,342	(210,003)

Net Cash - Operating Activities	(622,638)	(147,762)

Investing Activities:
Capital Expenditures	(51,542)	(90,758)

Financing Activities:
Cash Overdraft	48,144	--
Proceeds under Lines of Credit – Net	204,488	--
Proceeds from Notes Payable	--	450,000
Repayments of Notes Payable	(99,678)	(221,210)
Advances from Stockholder – Net	65,209	1,041
Repayments on Capital Leases	(11,450)	(4,567)
Proceeds from Private Placement Offering	425,000	--

Net Cash – Financing Activities	631,713	225,264

Net [Decrease] in Cash	(42,467)	(13,256)

Cash – Beginning of Years	42,467	55,723

Cash – End of Years	$ --	$ 42,467

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2006	2007
		[Restated]
Supplemental Disclosures of Cash Flow Information:
Cash paid during the periods for:
Interest	$ 119,000	$ 57,000
Income Taxes	$ 2,000	$ 700

Supplemental Disclosures of Non-Cash Investing and Financing Activities:

During 2007, the Company issued 250,000 shares of common stock to vendors totaling $250,000. These shares were issued as consideration for payment of accounts payable and pre-payments for anticipated services to be rendered.

During 2007 and 2006, the Company entered into certain capital leases for the purchase of equipment having an aggregate net present value of $40,000 and $56,000, respectively.

See Notes to Financial Statements.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS

[1] Nature of Operations

Diamond Information Institute Inc. d/b/a Designs by Bergio [the "Company"] is engaged in the product design, manufacturing and distribution of fine jewelry throughout the United States and is headquartered from its corporate office in Fairfield, New Jersey.

[2] Summary of Significant Accounting Policies

Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents - Cash equivalents are comprised of certain highly liquid instruments with a maturity of three months or less when purchased. The Company did not have any cash equivalents at December 31, 2007 and 2006.

Accounts Receivable - Fine jewelry is sold to retail outlets throughout the United States. For the year ended December 31, 2007 and 2006, accounts receivable were substantially comprised of balances due from retailers. As of December 31, 2007 and 2006, allowance for doubtful accounts of $0 and approximately $36,000 have been recorded.

Inventories - Substantially all inventories consist primarily of finished goods and is valued at the lower of cost or market. Cost is determined on a first-in, first-out basis method using the weighted average method for determining cost. Average cost is recomputed after each inventory purchase or sale. During the year ended December 31, 2007, the Company recorded an inventory write-down of approximately $284,000 to more appropriately value amounts on hand at the lower of cost or market. There was no inventory write-downs during the year ended December 31, 2006.

Concentrations of Credit Risk - Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivables. The Company places its cash and cash equivalents with high credit quality financial institutions. The Company, from time to time, maintains balances in financial institutions beyond the insured amounts. As of December 31, 2007 and 2006, the Company had $0 and $13,000 of cash balances beyond the federally insured amounts.

Concentrations of credit risk with respect to trade receivables is limited due to the wide variety of customers and markets into which the Company's services are provided, as well as their dispersion across many different geographical areas. As is characteristic of the Company's business and of the jewelry industry generally, the Company extends its customers seasonal credit terms which results in the Company carrying its customer's receivables for relatively long periods, exposing the Company to credit risk associated with non-payment by this customer. The carrying amount of receivables approximates fair value. The Company routinely assesses the financial strength of its customers and based upon the factors surrounding the credit risk of its customers, establishes an allowance for uncollectible accounts and, as a consequence believes that its accounts receivable credit risk exposur! e beyond the allowance for doubtful accounts is limited. The Company does not require collateral to support these financial instruments.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #2

[2] Summary of Significant Accounting Policies [Continued]

For the year ended December 31, 2007, one customer had 13%, or approximately $90,000 of gross accounts receivable outstanding. For the year ended December 31, 2006, no customer exceeded 10% of sales or accounts receivable.

Property and Equipment and Depreciation - Property and equipment are stated at cost. Depreciation is computed using the straight-line method over estimated useful lives ranging from five (5) to seven (7) years.

Expenditures for repairs and maintenance are charged to expense as incurred whereas expenditures for renewals and improvements that extend the useful life of the assets are capitalized. Upon the sale or retirement, the cost and the related accumulated depreciation are eliminated from the respective accounts and any resulting gain or loss is reported within the Statements of Operations in the year of disposal.

Long-Lived Assets - In accordance with Statement of Financial Accounting Standards ["SFAS"] No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, long-lived assets are reviewed for impairment annually in the fourth quarter and whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value as determined by an estimate of discounted future cash flows.

Losses on assets held for disposal are recognized when management has approved and committed to a plan to dispose of the assets, and the assets are available for disposal.

Fair Value of Financial Instruments - Generally accepted accounting principles require disclosing the fair value of financial instruments to the extent practicable for financial instruments, which are recognized or unrecognized in the balance sheet. The fair value of the financial instruments disclosed herein is not necessarily representative of the amount that could be realized or settled, nor does the fair value amount consider the tax consequences of realization or settlement. In assessing the fair value of these financial instruments, the Company used a variety of methods and assumptions, which were based on estimates of market conditions and risks existing at that time. For certain instruments, including cash, accounts receivable, accounts payable and accrued expenses, it was estimated that the carrying amount approximated fair value for the ! majority of these instruments because of their short maturity. The fair value of furniture, fixtures and equipment is estimated to approximate their net book value. The fair value of debt obligations as recorded approximates their fair values due to the variable rate of interest associated with these underlying obligations.

Investments in Unconsolidated Affiliates - Investments in unconsolidated affiliates, jointly owned companies and other investees in which the Company owns 20% to 50% interest or otherwise exercises significant influence are carried at cost, adjusted for the Company's proportionate share of their undistributed earnings or losses. Investments in unconsolidated affiliates, in which the Company owns less than 20% or otherwise does not exercise significant influence are stated at cost. At December 31, 2007 and 2006, the Company had an investment in which, the Company owned less than 1% interest in an unconsolidated affiliate and the therefore the investment is carried at cost

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #3

[2] Summary of Significant Accounting Policies [Continued]

Revenue Recognition - Revenue is recognized upon the shipment of products to customers. The Company maintains a reserve for potential product returns based on historical experience.

Design Activities - Design activities consist of conceptual formulation and design of possible products and creation of pre-production prototypes and molds. Costs associated with these activities are expensed as incurred.

Warranty Costs - The Company maintains a reserve for costs that it estimates will be needed to cover future product warranty obligations for products sold during the year. This estimate is based upon the Company's historical experience as well as current production techniques.

Share-Based Compensation - The Company does not currently sponsor stock option plans or restricted stock awards plans. However, on January 1, 2006, the Company adopted the provisions of SFAS No. 123(R), "Share-Based Payment" using the modified prospective method. SFAS No. 123(R) requires companies to recognize the cost of employee services received in exchange for awards of equity instruments based upon the grant date fair value of those awards. Under the modified prospective method of adopting SFAS No. 123(R), the Company recognized compensation cost for all share-based payments granted after January 1, 2006, plus any awards granted to employees prior to January 1, 2006 that remain unvested at that time. Under this method of adoption, no restatement of prior periods is made.

During 2007, the Company issued 150,000 shares of restricted common stocking at a fair value of $1 and recognized the cost of this compensation ratably over a service term of one year. The fair value of the shares issued were measured based upon other arms length transactions entered into for which, common stock was issued at $1 per share. For the year ended December 31, 2006, no share-based compensation was recognized.

Advertising and Promotional Costs - Advertising and promotional costs are expensed as incurred and are recorded as part of Selling Expenses in the Statement of Operations. The total cost was approximately $151,000 and $178,000 for the years ended December 31, 2007 and 2006, respectively.

During the year, the Company prepays costs associated with trade shows which, are recorded as Prepaid Expenses in the Balance Sheet and are charged to the Statement of Operations upon the trade shows being conducted. As of December 31, 2007, approximately $49,000 of prepaid trade show expenses have been recorded.

Income Taxes - The Company follows the provisions of SFAS No. 109, "Accounting for Income Taxes." Under the asset and liability method of SFAS 109, deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred income tax assets and liabilities of a change in tax rates is recognized in earnings in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to amounts expe! cted to be realized.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #4

[2] Summary of Significant Accounting Policies [Continued]

Basic and Diluted Loss Per Share - Basic earnings per share includes no dilution and is computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflect the potential dilution of securities that could occur through the effect of common shares issuable upon the exercise of stock options, warrants and convertible securities. For the years ended December 31, 2007 and 2006, potential common shares amount to 425,000 shares under its Class A purchase warrants and have not been included in the computation of diluted loss per share since the effect would be anti-dilutive.

[3] Restatement of Financial Statements

The Company restated its initially reported annual 2006 financial statements to correct for deficiencies related to the recognition of a sales returns and allowances reserve in accordance with Statement of Financial Accounting Standards ["SFAS"] No. 48, "Revenue Recognition When Right of Return Exists." The Company did not previously employ a policy sufficient to comply with the provisions of SFAS No. 48 and as a result, required establishment of a reserve based on the significance of returns applicable to the prior period to ensure matching of sales returns to the period the sales were consummated.

The net effect of the restatement for the 2006 annual period was to reduce sales and cost of sales by approximately $150,000 and $108,000, respectively. In addition, previously reported net income was reduced by approximately $42,000 from $104,000 to $62,000 and is reflected in both the Statement of Operations and Statement of Stockholders' Equity. Also, the Statement of Cash Flows reflects the reduction of net income and the adjustment to reconcile operating activities for the recognition of the sales returns and allowances reserve.

As of December 31, 2006, the Balance Sheet has been restated to reflect a sales returns and allowance reserve of approximately $42,000 as a current liability.

[4] Property and Equipment

Property and equipment and accumulated depreciation and amortization are as follows:

	December 31,
	2007	2006

Selling Equipment	$ 56,000	$ --
Office and Equipment	242,271	206,728
Leasehold Improvements	7,781	7,781
Furniture and Fixtures	18,487	18,487

Total – At Cost	324,539	232,996
Less: Accumulated Depreciation and Amortization	101,824	46,803

Property and Equipment - Net	$ 222,715	$ 186,193

Depreciation and amortization expense for the years ended December 31, 2007 and 2006 was approximately $55,000 and $26,000, respectively, including capital lease equipment.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #5

[5] Notes Payable

	December 31,
	2007	2006

Notes payable due in equal monthly installments, over 36 months, maturing through May 2009 at interest rates of 7.25%. The notes are collateralized by the assets of the Company.	$ 70,833	$ 116,666

Notes payable due in equal monthly installments, over 60 months, maturing through May 2011 at interest rates of 7.96%. The notes are collateralized by the assets of the Company.	216,422	270,266

Total	287,255	386,932
Less: Current Maturities Included in Current Liabilities	110,088	104,108

Total Long-Term Portion of Debt	$ 177,167	$ 282,824

Maturities of long-term debt is as follows:

Years ended
December 31,
2008	$110,100
2009	80,700
2010	67,500
2011	28,900
2012	--
Thereafter	--

Total	$287,200

[6] Bank Lines of Credit

During 2007, the Company refinanced its existing credit facilities and notes payable with various other financial institutions. A summary of these credit facilities are as follows:

	December 31,
	2007	2006

Credit Line of $450,000, minimum payment of interest only is due monthly at the bank's prime rate plus .75%. At December 31, 2006, the interest rate was 9.00%. The Credit Line renews annually in May 2007 and is collateralized by the assets of the Company.	$--	$ 434,985

Credit Line of $350,000, minimum payment of interest only is due monthly at the bank's prime rate plus .25%. At December 31, 2006, the interest rate was 8.50%. The Credit Line renews annually in May 2007 and is collateralized by the assets of the Company.	--	99,002

Credit Line of $700,000, minimum payment of interest only is due monthly at the bank's prime rate plus .75%. At December 31, 2007, the interest rate was 8.00%. The Credit Line renews annually in May 2008 and is collateralized by the assets of the Company.	699,999	--

Credit Line of $55,000, minimum payment of interest only is due monthly at the bank's prime rate plus .75%. At December 31, 2007, the interest rate was 8.00%. The Credit Line renews annually in July 2008 and is collateralized by the assets of the Company.	48,293	52,020

Various unsecured Credit Cards of $111,400 and $250,000, minimum payment of principal and interest are due monthly at the credit card's annual interest rate. At December 31, 2007, the interest rates ranged from 8.24% to 29.49%.	105,329	63,126

Total Bank Lines of Credit	$ 853,621	$ 649,133

The Company's CEO and majority shareholder, also serves as a guarantor of the Company's debt.

The Company had approximately $13,000 available under the various credit facilities at December 31, 2007.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #6

[7] Equipment Held Under Capital Leases

During 2007 and 2006, the Company entered into capital leases for the purchase of equipment. The Company's equipment held under the capital lease obligations as of December 31, 2007and 2006 are summarized as follows:

Showroom Equipment	$96,000	$56,000
Less: Accumulated Amortization	16,533	4,667

Equipment Held under Capitalized Lease Obligations - Net	$79,467	$51,333

During 2007 and 2006, the Company recorded amortization of approximately $12,000 and $5,000 related to the equipment held under capital leases, respectively.

As of December 31, 2007, the future minimum lease payments under the capital leases are as follows:

2008	26,432
2009	26,432
2010	26,432
2011	17,405
2012	--
Thereafter	--

Total	96,701
Less: Amount Representing Imputed Interest	(16,717)

Present Value of Net Minimum Capital Lease Payments	79,984
Current Portion of Capitalized Lease Obligations	19,060

Non Current Portion of Capitalized Lease Obligations	$60,924

During 2007 and 2006, interest expense related to the capital leases was approximately $1,300 and $2,400, respectively.

[8] Income Taxes

The income tax (benefit) provision for the years ended December 31, are as follows:

	December 31,
	2007	2006
Current:
Federal	$--	$--
State	2,117	696

Totals	2,117	696

Deferred:

Federal	(222,506)	22,979
State	(111,253)	11,278

Totals	(333,759)	34,257

Totals	$(331,642)	$34,953

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #7

[8] Income Taxes [Continued]

Reconciliation of the federal statutory income tax rate to the effective income tax rate is as follows:

	2007	2006
U.S. Statutory Rate	15.00%	15.00%
State Income Taxes [Net of Federal Benefit]	7.50%	7.50%
Per Market Differences and Other	--%	13.46%

Effective rate	22.50%	35.96%

Deferred income tax [assets] liabilities at December 31, is as follows:

	2007	2006
Deferred Income Tax Assets:
Net Operating Loss Carryforward	(301,900)	(17,044)
Financial Accruals and Other	(88,316)	--

Totals	(390,216)	(17,044)

Deferred Income Tax Liabilities:
Property, Plant and Equipment	$14,388	$9,870
Financial Accruals	468,314	374,786

Totals	482,702	384,656

Total Deferred Taxes	$92,486	$367,612

The Company has recorded a deferred income tax benefit of approximately $334,000 reflecting a benefit of approximately $271,200 for net operating loss carryforwards and $66,000 in financial accruals along with expenses of approximately $3,200 for depreciation and amortization. Although realization is not assured and dependent upon things such as generating sufficient taxable income in future periods, management believes it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the future periods are reduced.

At December 31, 2007, the Company had approximately $1,300,000 of federal net operating tax loss carryforwards expiring at various dates through 2027. The Tax Reform Act of 1986 enacted a complex set of rules which limits a company's ability to utilize net operating loss carryforwards and tax credit carryforwards in periods following an ownership change. These rules define an ownership change as a greater than 50 percent point change in stock ownership within a defined testing period which is generally a three-year period. As a result of stock which may be issued by us from time to time and the conversion of warrants, options or the result of other changes in ownership of our outstanding stock, the Company may experience an ownership change and consequently our utilization of net operating loss carryforwards could be significantly limited.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #8

[9] Stockholders' Equity

Articles of Incorporation Amendment and Stock Split - The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 25,000,000 shares of common stock at a par value of $.001 per share. Over the course of 2007, the Company's Board of Directors ratified two forward stock splits. The first stock split, for 1.75 to 1 and the second for 10,000 to 1.

This resulted in common stock outstanding increasing from 1,000 to 17,250,000 which were all owned by the Company's founder and CEO. Subsequent to the forward stock splits, the Company's founder and CEO transferred 2,500,000 shares to the Company's President and an Advisory Panel member. The per share data for all periods presented has been retroactively adjusted due to each of the stock splits.

Private Placement Offering - During the second quarter of 2007, the Company conducted a private placement offering ("the Offering") of its common stock to Accredited Investors in accordance with SEC regulations. The offering was up to 40 units at $25,000 per unit or $1,000,000 in total. Each unit was composed of 25,000 shares of common stock and 25,000 "Class A" common stock purchase warrants to purchase additional shares at $1.50 per share.

Through the aforementioned period, the Company issued 17 units or 425,000 shares resulting in total cash proceeds of $425,000. Through December 31, 2007, no "Class A" purchase warrants were bought by the investors.

Debt Conversions - In April 2007, the Company entered into a Debt Conversion Agreement ("the Agreement") and issued 100,000 shares of common stock at $1 per share to a vendor as full satisfaction for accounts payable previously due and future services to be rendered. Of the total $100,000 of common stock issued, $55,000 was to satisfy previous account payable balances and $45,000 was issued as consideration for future services to be rendered and is reflected in the Deferred Compensation caption of the stockholders' equity section of the Balance Sheet. The shares have a one year restriction from sale or offering.

In June 2007, the Company entered into a Debt Conversion Agreement ("the Agreement") and issued 150,000 shares of common stock at a fair market value of $1 per share to a vendor as full satisfaction of an accounts payable balance of $150,000. The shares have a one year restriction from sale or offering and the Agreement allows for the vendor to purchase for a period of 60 months from the date of closing of this Agreement 150,000 "Class A" purchase warrants at $1.50 per share. Through June 30, 2007, no "Class A" purchase warrants were bought by the vendor.

Restricted Share Issuances - During 2007, the Board of Directors ratified issuance of 50,000 restricted shares of common stock to the Company's CEO, also serving as a director, as compensation for services rendered through December 31, 2007. The Board of Directors also ratified issuance of 100,000 restricted shares of common stock to two of the Company's Advisory Panel Members as compensation for services rendered from January through December of 2007.

For the year ended December 31, 2007, the Company recorded $150,000 of stock based compensation expense and is reflected as part of General and Administrative expenses in the Statement of Operations.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #9

[10] Related Party Transactions

The Company receives advances from time to time from its stockholder based upon the Company's cash flow needs. At December 31, 2007 and 2006, $90,289 and $25,080 was due to the shareholder, respectively. Repayment and interest terms have not been established and as a result the amount has been classified as a current liability. In addition, the Company leased office space from the majority stockholder totaling $7,000 during 2006 which, is reflected in the General and Administrative Expenses caption of the Statement of Operations.

The Company has hired an information technology company to provide consultation and technical support related to certain software applications and technology infrastructure. The information technology company is also a shareholder of the Company with a total ownership interest of less than 1%. During 2007, common stock issued to this information technology company in connection with services rendered or, to be performed in future periods totaled $100,000 or 100,000 shares of common stock valued at $1 per share. As of December 31, 2007, the remaining portion of common stock issued for future services totaled approximately $14,000 and is reflected in the Deferred Compensation caption of the Balance Sheet.

[11] Commitment and Contingencies

Operating Leases - The Company leases certain office and manufacturing facilities and equipment. The lease agreements, which expire at various dates through 2011, are subject, in many cases, to renewal options and provide for the payment of taxes, and operating costs, such as insurance and maintenance. Certain leases contain escalation clauses resulting from the pass-through of increases in operating costs and property taxes. All these leases are classified as operating leases.

Aggregate minimum annual rental payments under non-cancelable operating leases are as follows:

Years ended
December 31,
2008	21,400
2009	21,400
2010	15,460
2011	600
2012	--
Thereafter	--

Total	$58,200

Rent expense for the Company's operating leases, including shareholder rent was approximately $26,000 and $27,000 for the years ended December 31, 2007 and 2006, respectively.

Litigation - The Company, in the normal course of business, is involved in certain legal matters for which it carries insurance, subject to certain exclusions and deductibles. Generally this litigation involves claims for product liability. It is management's belief that the losses beyond the insured amounts is limited and will not have a materially adverse impact on the financial condition, operations, or cash flows of the Company.

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #10

[12] Recently Issued Accounting Standards

In February 2007, the FASB issued SFAS No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115," which is effective for fiscal years beginning after November 15, 2007. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. Unrealized gains and losses on items for which the fair value option is elected would be reported in earnings. We have evaluated the new statement and have determined that it will not have a significant impact on the determination or reporting of our financial results.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), "Business Combinations" (SFAS 141(R)), which replaces SFAS No. 141, "Business Combinations." SFAS 141(R) retains the underlying concepts of SFAS 141 in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting but SFAS 141(R) changed the method of applying the acquisition method in a number of significant aspects. Acquisition costs will generally be expensed as incurred; noncontrolling interests will be valued at fair value at the acquisition date; in-process research and development will be recorded at fair value as an indefinite-lived intangible asset at the acquisition date; restructuring costs associated with a business combination will generally be expensed subsequent to the acquisition date; and changes in deferred tax asset valuation all! owances and income tax uncertainties after the acquisition date generally will affect income tax expense. SFAS 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS 141(R) amends SFAS 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of SFAS 141(R) would also apply the provisions of SFAS 141(R). Early adoption is not permitted. We are currently evaluating the effects, if any, that SFAS 141(R) may have on our financial statements and believe it could have a significant impact if business combinations are consummated. However, the effect of which is indeterminable as of December 31, 2007.

In December 2007, the FASB issued Financial Accounting Standards No. 160, "Noncontrolling Interests in Consolidated Financial Statements-an amendment of ARB No. 51." This statement is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008, with earlier adoption prohibited. This statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. It also amends certain of ARB No. 51's consolidation procedures for consistency with the requirements of SFAS 141(R). This statement also includes expanded disclosure! requirements regarding the interests of the parent and its noncontrolling interest. We are currently evaluating this new statement and anticipate that the statement will not have a significant impact on the reporting of our results of operations.

In March 2008, the Financial Accounting Standards Board (FASB) issued FASB Statement No. 161, Disclosures about Derivative Instruments and Hedging Activities. The new standard is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial position, financial performance, and cash flows. It is effective for financial

DIAMOND INFORMATION INSTITUTE, INC. D/B/A DESIGNS BY BERGIO

NOTES TO FINANCIAL STATEMENTS, Sheet #11

[12] Recently Issued Accounting Standards [Continued]

statements issued for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The company is currently evaluating the impact of adopting SFAS. No. 161 on its financial statements.

[13] Subsequent Events

Also in January 2008, two Advisory Panel members and a Board of Director member received restricted common stock for services to be rendered throughout 2008. The two Advisory Panel members received 50,000 and 100,000 shares, respectively, valued at $1 per share or $150,000 while, the Board of Director member received 50,000 shares valued at $1 per share or $50,000. These shares will be charged to the Statement of Operations as share-based compensation expense ratably over the course of the year.

In February 2008, certain stockholders of the Company with significant ownership, cancelled shares they owned for no consideration. The share cancellation totaled 7,200,000 of shares previously outstanding.

In addition to the aforementioned share issuances, the Company issued to its SEC counsel, 150,000 shares of restricted common stock at $1 per share or $150,000 for services previously rendered or anticipated to be performed.

In the beginning of 2008, the Company issued 235,600 shares of restricted common stock valued at $1 per share or $235,600 to employees and individual investors.

No dealer, salesman or any other person has been authorized to give any information or to make any representation other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the shares of common stock offered by this prospectus, nor does it constitute an offer to sell or a solicitation of any offer to buy the shares of a common stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances create any implication that information contained in this prospectus is correct as of any time subsequent to the date of this prospectus.

Dealer Prospectus

Delivery Obligation

Until _________, 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

_________, 2008

DIAMOND INFORATION INSTITUTE, INC.
TABLE OF CONTENTS

Prospectus Summary...

Summary of the Offering...

Summary Financial Information...

Risk Factors...

About This Prospectus...

Available Information...

Special Note Regarding Forward-Looking Information...

Use of Proceeds...

Selling Security Holders...

Plan of Distribution...

Description of Securities...

Interest of Named Experts and Counsel...

Disclosure of Commission Position on Indemnification for Securities Act Liabilities...

Description of Business...

Description of Property...

Legal Proceedings...

Market for Common Equity and Related

Stockholder Matters...

Management’s Discussion and Analysis of

Financial Condition and Results of Operations...

Changes in and Disagreements with Accountants...

Directors, Executive Officers, Promoters and Control

Persons...

Executive Compensation...

Security Ownership of Beneficial Owners and Management...

Certain Relationships and Related Transactions

Audited Financial Statements

Report of Independent Registered Public Accounting Firm...

Balance Sheets...

Statement of Operations...

Statement of Stockholders’ Equity...

Statement of Cash Flows ...

Notes to Financial Statements...

Page 1 2 3 4 9 9 10 11 11 14 18 19 19 20 22 23 23 24 31 31 33 34 35 F-1 F-2 F-4 F-5 F-6 F-7

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

None of our directors will have personal liability to us or any of our shareholders for monetary damages for breach of fiduciary duty as a director involving any act or omission of any such director since provisions have been made in the Certificate of Incorporation limiting such liability.

The Bylaws provide for indemnification of the directors, officers, and employees of Diamond Information Institute, Inc. in most cases for any liability suffered by them or arising out of their activities as directors, officers, and employees of Diamond Information Institute, Inc. if they were not engaged in willful misfeasance or malfeasance in the performance of his or her duties; provided that in the event of a settlement the indemnification will apply only when the Board of Directors approves such settlement and reimbursement as being for the best interests of the Corporation. The Bylaws, therefore, limit the liability of directors to the maximum extent permitted by New Jersey law.

Our officers and directors are accountable to us as fiduciaries, which means they are required to exercise good faith and fairness in all dealings affecting us. In the event that a shareholder believes the officers and/or directors have violated their fiduciary duties to us, the shareholder may, subject to applicable rules of civil procedure, be able to bring a class action or derivative suit to enforce the shareholder’s rights, including rights under certain federal and state securities laws and regulations to recover damages from and require an accounting by management. Shareholders who have suffered losses in connection with the purchase or sale of their interest in Diamond Information Institute, Inc. in connection with such sale or purchase, including the misapplication by any such officer or director of the proceeds from the sale of these securities, may be able to recover such losses from us! ..

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the expenses payable by the Company in connection with the distribution of the shares registered hereby.

SEC Registration Fee	$472.95
Accounting Fees and Expenses	$150,000
Legal Fees and Expenses (*)	$200,000
Printing Expenses	$0.00
Miscellaneous Expenses	$5,000

Total	$355,472.95

**Stoecklein Law Group has agreed to receive shares of our common stock as compensation for their services relating to this prospectus and its preparation. The value shown above is estimate of the shares being issued at a value of $1.00 per share.

RECENT SALES OF UNREGISTERED SECURITIES

During the last three years, we issued and sold the following unregistered securities:

Issuances to Officers, Directors and Advisory Panel Members

During the year ended December 31, 2007, the Board of Directors ratified two forward splits, which resulted in the common stock outstanding increasing from 1,000 to 17,250,000 which were all owned by the Company’s founder, Chief Executive Officer and sole director, Mr. Berge Abajian. Subsequent to the forward stock splits, the Company’s founder and CEO transferred 3,350,000 shares to then Company’s President and two members of the Advisory Panel for no consideration.

On June 6, 2007, the Company issued 50,000 restricted shares of our common stock to our CEO, Mr. Berge Abajian as compensation for services rendered through December 31, 2007.

On June 6, 2007, the Company issued 50,000 shares each to its two members then sitting on the Advisory Panel, Mr. Hagop Baghdadlian and Mr. Ralph Amato as compensation for their services rendered during the 2007 fiscal year.

On January 20, 2008, the Company authorized the issuance of 50,000 shares to its CEO, Mr. Abajian as compensation for future services for the 2008 year.

On January 20, 2008, the Company authorized the issuance of 50,000 shares to Mr. Baghdadlian as compensation for his services on the Advisory Panel for the 2008 year.

We believe that the issuances of the shares described above were exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). Mr. Abajian, because of his position with our company, was deemed to be an accredited investor, as such term is defined in rule 501(a) of Regulation D promulgated under the Securities Act of 1933. The shares were issued directly by us and did not involve a public offering or general solicitation. There were no commissions paid on the issuance of the shares.

Private Placement

During the second quarter of 2007, the Company conducted a private placement offering of its common stock to Accredited Investors. Pursuant to the offering, each unit contained 25,000 shares of our common stock and 25,000 “Class A” purchase warrants. Each unit was sold for $25,000 and a total of 17 units or 425,000 shares were issued as a result of the offering.

We believe that the issuance and sale of the units was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D. The units were issued directly by us and did not involve a public offering or general solicitation. The recipients of the units were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the units, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance and sale of the units.

Debt Conversion

In April 2007, the Company entered into a Debt Conversion Agreement with Advanced Integrated Solutions, Inc. and issued 100,000 shares of common stock at $1 per share as satisfaction of services previously rendered and for future services to be rendered.

In June 2007, the Company entered into a Debt Conversion Agreement with Artinian Co., Ltd. and issued 150,000 shares of common stock at $1 per share as full satisfaction of services rendered. In addition to the shares issued, the Company issued 150,000 “Class A’ warrants.

We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2). The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on ! the issuance of the shares.

Issuance of Warrants

As discussed above, we issued warrants to purchase a total of 425,000 shares of our common stock in conjunction with the private placement conducted during the second quarter of 2007. The warrants are exercisable for 60 months from the close of the offering at an exercise price of $1.50 per share.

As discussed above, we issued warrants to purchase a total of 150,000 shares of our common stock pursuant to the Debt Conversion Agreement with Artinian Co., Ltd. The warrants are exercisable for 60 months from the date of the Agreement at an exercise price of $1.50 per share.

We believe that the issuance of the warrants was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2), Regulation D. The warrants were issued directly by us and did not involve a public offering or general solicitation. The recipients of the warrants were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the warrants, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were n! o commissions paid on the issuance of the warrants.

Issuances to Consultants and Employees

On January 20, 2008, the Company authorized a total issuance of 100,000 shares (50,000 each) of commons stock to Zareh and Nvair Beylerian as compensation for past and future services.

On January 20, 2008, the Company authorized the issuance of 150,000 shares of common stock to Stoecklein Law Group pursuant to its retainer agreement for legal services.

On January 20, 2008, the Company authorized a total issuance of 235,000 shares of common stock to employees of the Company as bonus compensation.

We believe that the issuance of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) / Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were no commissions paid on the issuance of the shares.

Other Issuances

On January 20, 2008, the Company sold a total of 400 shares to 4 accredited investors for a total purchase price of $400.

We believe that the issuance and sale of the shares was exempt from the registration and prospectus delivery requirements of the Securities Act of 1933 by virtue of Section 4(2) / Regulation D. The shares were issued directly by us and did not involve a public offering or general solicitation. The recipients of the shares were afforded an opportunity for effective access to files and records of our company that contained the relevant information needed to make their investment decision, including our financial statements. We reasonably believed that the recipients, immediately prior to issuing the shares, had such knowledge and experience in our financial and business matters that they were capable of evaluating the merits and risks of their investment. The recipients had the opportunity to speak with our management on several occasions prior to their investment decision. There were! no commissions paid on the issuance and sale of the shares.

Stock Cancellations

On February 20, 2008, the Company cancelled a total of 7,200,000 shares of its common stock from its Chief Executive Officer, former President and former member of its Advisory Panel.

EXHIBITS

The Exhibits required by Item 601 of Regulation S-K, and an index thereto, are attached.

UNDERTAKINGS

A.	The undersigned registrant hereby undertakes to:

(1)      File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)	Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)      Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)     Include any additional or changed material information on the plan of distribution.

(2)      For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)      File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

B.

(1)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the issuer pursuant to the foregoing provisions, or otherwise, the issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(2)     In the event that a claim for indemnification against such liabilities (other than the payment by the issuer of expenses incurred or paid by a director, officer or controlling person of the issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(3)      Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was ! part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Fairfield, State of New Jersey on March 28, 2008.

DIAMOND INFORMATION INSTITUTE, INC.

By: /s/ Berge Abajian_______________________

Berge Abajian, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ Berge Abajian_______	CEO, Director	March 28, 2008

Berge Abajian

/s/ Alfred Siricia	Chief Financial Officer	March 28, 2008

Alfred Siricia

EXHIBIT INDEX

Incorporated by reference
Exhibit	Exhibit Description	Filed herewith	Form	Period ending	Exhibit	Filing date
3(i)	Certificate of Incorporation, dated October 24, 1988	X
3((i)(b)	Certificate of Trade Name, dated January 31, 1997	X
3(i)(c)	Certificate of Amendment to the Certificate of Incorporation, dated May 31, 2007	X
3(ii)	Bylaws of Diamond Information Institute, Inc.	X
5	Opinion of Legal Counsel (Stoecklein Law Group) – Dated March 27, 2008	X
23.1	Consent of Moore Stephens, PC – Dated March 27, 2008	X
23.2	Consent of Legal Counsel (Stoecklein Law Group) – Dated March 27, 2008	X